     As filed with the Securities and Exchange Commission on May 6, 1996

                                                     Registration No. 333-4132

==============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     ------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                     ------

                          GENESIS HEALTH VENTURES, INC.
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
                         -------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   06-1132947
                         -------------------------------
                                (I.R.S. employer
                               identification no.)

                              148 West State Street
                       Kennett Square, Pennsylvania 19348
                                 (610) 444-6350
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)


                                Michael R. Walker
                      Chairman and Chief Executive Officer
                          Genesis Health Ventures, Inc.
                              148 West State Street
                       Kennett Square, Pennsylvania 19348
                                 (610) 444-6350
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                     ------

                                   Copies to:

                           Richard J. McMahon, Esquire
                          Blank Rome Comisky & McCauley
                           1200 Four Penn Center Plaza
                        Philadelphia, Pennsylvania 19103
                                 (215) 569-5500


                             John B. Tehan, Esquire
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017
                                 (212) 455-2000

                                     ------

  Approximate Date of Commencement of Proposed Sale of the securities to the
Public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [B]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [B]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [B]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [B]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [B]

                       CALCULATION OF REGISTRATION FEE

=================================================================================================
                                                                    Proposed
                                                     Proposed       Maximum
      Title of each class             Amount         Maximum       Aggregate
        of securities to              to be       Offering Price    Offering       Amount of
         be registered            Registered (1)  Per Share (2)    Price (2)    Registration Fee
- - - -------------------------------------------------------------------------------------------------
  Common Stock, $.02 par
         value(3)               6,900,000 shares     $29.375      $202,687,500     $69,893(4)
- - - --------------------------------------------------------------------------------------------------

(1) Includes 900,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act.

(3) Includes associated Rights under the Company's Rights Plan.

(4) Previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                            SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 6, 1996
PROSPECTUS
- - - ----------

                               6,000,000 SHARES


                        IMAGE GENESIS HEALTH VENTURES(SM)


                                 COMMON STOCK


                                    ------


   All of the 6,000,000 shares of common stock, par value $.02 per share (the "Common Stock"), of Genesis Health Ventures, Inc. ("Genesis" or the "Company") offered hereby (the "Offering") are being sold by the Company.

   The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "GHV." On May 3, 1996, the last sale price of the Common Stock as reported on the New York Stock Exchange was $29 5/8 per share.

   See "Risk Factors" beginning on page 6 of this Prospectus for certain information that should be considered by prospective purchasers of the securities offered hereby.
                                    ------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                   Price to     Underwriting     Proceeds to
                    Public      Discount (1)     Company (2)
- - - -------------------------------------------------------------------------------
Per Share           $            $                $
- - - -------------------------------------------------------------------------------
Total (3)        $            $                $
===============================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $500,000.
(3) The Company has granted the Underwriters an option exercisable within 30 days after the date hereof to purchase up to 900,000 additional shares, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $   , $    and $   , respectively. See "Underwriting."

                                    ------

   The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New
York, New York, on or about     , 1996.

                                     ------

Merrill Lynch & Co.

                              Alex. Brown & Sons
                                 INCORPORATED
                                                         Montgomery Securities
                                    ------

                  The date of this Prospectus is     , 1996.

                           LOGO Genesis ElderCare(sm)




                           Our business

                           LOGO Genesis ElderCare(sm)
                                      Network Services






                           LOGO Genesis ElderCare(sm)
                                    Physician Services






                           LOGO Genesis ElderCare(sm)
                               Rehabilitation Services




                           LOGO Genesis ElderCare(sm)
                                    Home Care Services




                           LOGO Genesis ElderCare(sm)
                                        Centers


                                             ----------
       L                                     TIDEWATER
  AS   0   CO                                HEALTHCARE
       G                                SHARED SERVICES GROUP
       0
                                               LOGO
                                  Genesis Healthcare(sm) NETWORK



                       Genesis ElderCare is a coordinated
                       approach to care for the elderly that
                       allows each older American to define
                       and live a full life with the greatest
                       independence possible.

     Below is a map which shows the five geogrphic markets that the Company principally serves and indicates for each market the population over 65 and the number of the Company's eldercare center beds, physicians, rehabilitation therapists, pharmacy/medical supply beds served and home healthcare visits.

Genesis ElderCare(sm) Networks
==================================================================================================================================

- - - -------------------------------------------                                       -------------------------------------------
Baltimore/Washington(a)                                                           MA/CT/NH
- - - -----------------------                                                           -------------------------------------------
Population over 65:                 590,846                                       Population over 65:                 763,657
Eldercare Center Beds                 3,642                                       Eldercare Center Beds                 3,598
Physicians                               14                                       Physicians                               11
Rehabilitation Therapists               404                                       Rehabilitation Therapists               147
Pharmacy/Medical Supply Beds Served  11,112                                       Pharmacy/Medical Supply Beds Served   6,921
                                                                                  Home Healthcare Visits(b)            29,700
- - - -------------------------------------------                                       -------------------------------------------

                                                                                  -------------------------------------------
                                                                                  Eastern Pennsylvania/
                                                                                  Delaware Valley
                                                [MAP APPEARS HERE]                -------------------------------------------
                                                                                  Population over 65:                 719,044
                                                                                  Eldercare Center Beds                 2,884
                                                                                  Physicians                                9
- - - ------------------------------------------                                        Rehabilitation Therapists               275
Central Florida                                                                   Pharmacy/Medical Supply Beds Serverd  9,393
- - - ---------------                                                                   Home Healthcare Visits(b)            20,800
Population over 65:                917,569                                        -------------------------------------------
Eldercare Center Beds                2,341
Physicians                               4                                        -------------------------------------------
Rehabilitation Therapists              186                                        South Delaware/
Pharmacy/Medical Supply Beds Served  1,551                                        Eastern Maryland (a)
- - - ------------------------------------------                                        -------------------------------------------
                                                                                  Population over 65:                  78,802
                                                                                  Eldercare Center Beds                 1,713
                                                                                  Physicians                               21
                                                                                  Rehabilitation Therapists                59
                                                                                  Pharmacy/Medical Supply Beds Served   2,243
                                                                                  --------------------------------------------
             -----------
             (a) VNA in Baltimore home healthcare visits are not included.
             (b) Home healthcare visits are annualized based upon the quarter ended December 31, 1995.


- - - ----------------------------------------------------------------------------------------------------------------------------------




IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, all information in the Prospectus (i) reflects a three for two stock dividend on the Common Stock effective March 29, 1996 and (ii) assumes that the Underwriters' overallotment option is not exercised. As used herein, unless the context otherwise requires, "Genesis" or the "Company" refers to Genesis Health Ventures, Inc. and its subsidiaries.


                                 THE COMPANY


   Genesis is a leading provider of healthcare and support services to the elderly. The Company has developed the Genesis ElderCare(SM) delivery model of integrated healthcare networks to provide cost-effective, outcome-oriented services to the elderly. Through these integrated healthcare networks, Genesis provides basic healthcare and specialty medical services to more than 60,000 customers in five regional markets in the Eastern United States in which over 3,000,000 people over the age of 65 reside. The networks include 107 eldercare centers with approximately 14,300 beds; 10 primary care physician clinics; approximately 60 physicians, physician assistants and nurse practitioners; nine institutional pharmacies and five medical supply distribution centers serving over 32,000 beds; certified rehabilitation agencies providing services through approximately 265 contracts; and seven home healthcare agencies. Genesis has concentrated its eldercare networks in five geographic regions in order to achieve operating efficiencies, economies of scale and significant market share. The five geographic markets that Genesis principally serves are:
Massachusetts/Connecticut/New Hampshire; Eastern Pennsylvania/Delaware Valley; Southern Delaware/Eastern Shore of Maryland; Baltimore, Maryland/Washington, D.C.; and Central Florida.

   Genesis eldercare services focus on the central medical and physical issues facing the more medically demanding elderly. By integrating the talents of physicians with case management, comprehensive discharge planning and, where necessary, home support services, the Company provides cost-effective care management to achieve superior outcomes and return customers to the community. The Company believes that its orientation toward achieving improved customer outcomes through its eldercare networks has resulted in increased utilization of specialty medical services, high occupancy of available beds, enhanced quality payor mix and a broader base of repeat customers. Specialty medical services revenues have increased at a compound annual rate of 42% from the fiscal year ended September 30, 1990 to the fiscal year ended September 30, 1995 and comprise 40% of the Company's revenues for the three month period ended December 31, 1995. Specialty medical services typically generate higher profit margins than basic healthcare services and are less capital intensive.

   The Company's growth strategy is to enhance its existing eldercare networks, establish new eldercare networks in markets it deems attractive and broaden its array of high margin specialty medical services through internal development and selected acquisitions. Consistent with its strategy, the Company has made selected acquisitions of eldercare centers and rehabilitation, pharmacy, physician services and home healthcare companies.

   The Company's long-term strategy is to provide comprehensive eldercare services, in collaboration with other providers, on a prepaid basis in a managed care environment. The Company has undertaken several initiatives to position itself to compete in a managed care environment. These initiatives include: (i) establishing a managed care division to pursue and administer contracts with managed care organizations, develop clinical care protocols and monitor the delivery and utilization of medical care; (ii) developing a clinical administration and healthcare management information system to monitor and measure clinical and patient-outcome data; (iii) establishing the Genesis ElderCare brand name to increase awareness of the Company's eldercare services in the healthcare market; (iv) seeking strategic alliances with other healthcare providers to broaden the Company's continuum of care; and
(v) creating an independent eldercare advisory board to formulate new and innovative approaches in the delivery of care.

                             RECENT DEVELOPMENTS


NATIONAL HEALTH TRANSACTION

   In May 1996, the Company agreed to acquire National Health Care Affiliates, Inc. and certain related entities (collectively, "National Health") for total consideration of approximately $133,600,000 (the "National Health Transaction"). National Health owns or leases 17 eldercare centers in Florida, Virginia and Connecticut with a total of 2,519 beds and operates companies which provide enteral nutrition and rehabilitation therapy services to its eldercare centers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions".

NEIGHBORCARE TRANSACTION


   In April 1996, the Company agreed to acquire the pharmacy healthcare services businesses of NeighborCare Pharmacies, Inc. and certain related entities (collectively, "NeighborCare") for total consideration of approximately $57,250,000 (the "NeighborCare Transaction"). Based in Baltimore, Maryland, NeighborCare operates institutional and retail pharmacy and infusion therapy businesses. The transaction is expected to close in the second calendar quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions."

MCKERLEY TRANSACTION

   In November 1995, the Company acquired McKerley Health Care Centers, Inc. and certain related entities (collectively, "McKerley") for total consideration of approximately $68,700,000 (the "McKerley Transaction"). McKerley owns or leases 15 eldercare centers in New Hampshire and Vermont with a total of 1,535 beds and operates a home healthcare company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions."

                                 THE OFFERING

Common Stock Offered.  ........................  6,000,000 shares

Common Stock Outstanding after the Offering  ..  30,455,470 shares (1)
                                                 Repayment of indebtedness and

Use of Proceeds  ..............................  working capital

New York Stock Exchange symbol  ...............  GHV


- - - ------
(1) Based on the number of shares of Common Stock outstanding on April 17, 1996. Does not include outstanding options to purchase 2,441,417 shares of Common Stock, of which options to purchase 1,345,545 shares were exercisable on April 17, 1996, or $52,739,000 aggregate principal amount of the Company's 6% Convertible Senior Subordinated Debentures due 2003 (the "Debentures") which are convertible into 3,491,724 shares of Common Stock.


                                 RISK FACTORS


   See "Risk Factors" beginning on page 6 for a discussion of certain factors relating to the Common Stock offered hereby.

                     SUMMARY CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


                                                                                                                (Unaudited)
                                                                                                            Three Months Ended
                                                                   Year Ended September 30,                     December 31,
                                         ---------------------------------------------------------------  -------------------------
                                            1991      1992      1993      1994            1995            1994         1995
                                            ----      ----      ----      ----     ---------------------  ----    ------------------

                                                                                                Pro                         Pro
                                                                                              Forma, As                  Forma, As
                                                                                    Actual  Adjusted(1)  Actual  Actual Adjusted(1)
                                                                                   -------- -----------  ------  ------ -----------

Summary of Operations Data
   Net revenues ......................    $171,449  $196,253   $219,809   $388,616 $486,393  $682,360   $111,553  $132,778 $181,908
   Income from operations before
     depreciation, amortization, lease
     expense, interest and Debenture
     conversion expense  .............      30,587    35,597     38,129     69,373   93,253   126,523     19,759    25,301   34,446
   Earnings before extraordinary items and
     cumulative effect of change in
     accounting principle  ...........       3,595     7,710     11,909     17,691   25,531    32,667      4,810     5,858    8,346
   Net income ........................    $  3,283  $  7,433   $ 11,909   $ 17,673  $23,608   $30,744    $ 4,810  $  5,858  $ 8,346
                                          ========  ========   ========   ========  =======   =======   ========  ========   ======
   Per common share data (fully
     diluted)(2):
     Earnings before extraordinary items
        and cumulative effect of change
        in accounting principle and
        Debenture conversion expense .    $   0.39  $   0.53   $   0.67   $   0.84   $ 1.03    $ 1.05     $0.21   $   0.26    $0.28
     Net income  .....................        0.35      0.51       0.67       0.84     0.97      0.99      0.21       0.23     0.26
   Weighted average shares of Common Stock
     and equivalents  ................       9,234    14,495     17,929     24,820   28,452    34,785    28,334     28,669   35,002
Operating Data
   ElderCare Networks:
     Average eldercare center beds in
        service
        Wholly-owned and leased ......       4,432     4,719      4,534      7,530    8,268              8,349      8,139
        Jointly-owned and managed ....         444       769      1,208      4,532    5,158              4,954      5,499
                                         ---------- ---------  --------   --------   ------            -------   --------
         Total .......................       4,876     5,488      5,742     12,062   13,426             13,303     13,638
                                         ========== =========  ========   ========   ======            =======   ========
     Occupancy percentage in wholly-
        owned and leased eldercare centers      96%       96%        95%        92%      92%                91%        93%
     Average length of stay in wholly-
        owned and leased eldercare centers
        (in days) ....................           *       421        350        290      218                275        207
     Physicians, physician assistants
        and nurse practitioners ......          12        12         18         22       41                 22         59
     Rehabilitation contracts  .......          54       100        106        152      232                157        267
     Institutional pharmacies/medical
        supplies beds served .........       9,000    19,038     21,838     27,964   31,344             27,877     32,068
   Payor mix
     Private and other  ..............          43%       41%        42%        41%      38%                39%        39%
     Medicare  .......................           9%       12%        14%        16%      21%                19%        21%
     Medicaid  .......................          48%       47%        44%        43%      41%                42%        40%
   Revenue mix
     Basic healthcare services  ......          71%       69%        61%        62%      57%                60%        54%
     Specialty medical services  .....          26%       26%        34%        32%      37%                35%        40%
     Management services and other  ..           3%        5%         5%         6%       6%                 5%         6%




                                          (Unaudited)
                                       December 31, 1995
                                -----------------------------
                                                 Pro Forma,
                                  Actual        As Adjusted(3)
                                -----------    --------------
Balance Sheet Data
   Working capital ..........    $139,022         145,075
   Total assets .............     683,926         906,605
   Long-term debt ...........     358,882         370,818
   Shareholders'
     equity  ................     260,290         442,290

- - - ------
(1) Gives effect to the McKerley Transaction, NeighborCare Transaction and National Health Transaction, as adjusted to reflect the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."


(2) Reflects a three for two stock dividend on the Common Stock effective March 29, 1996.


(3) Gives effect to the NeighborCare Transaction and National Health Transaction, as adjusted to reflect the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."



 * Information unavailable.

          CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

   Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" such as statements concerning Medicare and Medicaid programs and the Company's ability to meet its liquidity needs and control costs, certain statements contained in "Business" such as statements concerning strategy, government regulation and Medicare and Medicaid programs, and other statements contained herein regarding matters that are not historical facts are forward looking statements (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"); and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors."

                                 RISK FACTORS

   Prospective investors should carefully consider the following risk factors in addition to the other information contained herein before purchasing the Common Stock offered hereby.


   Risk of Adverse Effect of Healthcare Reform. In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted, or what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by the Health Care Financing Administration ("HCFA"), enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs or regulations will not have a material adverse effect on the Company. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the Common Stock in the future. See "Business -- Government Regulation."


   Regulation. The federal government and all states in which the Company operates regulate various aspects of the Company's business. In particular, the development and operation of eldercare centers and the provision of healthcare services are subject to federal, state and local laws relating to the delivery and adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Eldercare centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program and the ability to participate in other third party programs. The Company is also subject to inspection regarding record keeping and inventory control. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued expansion of the Company and could prevent it from offering its existing services.

   Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions and determine that a need exists for certain bed additions, new services and capital expenditures or other changes prior to beds and/or new services being added or capital expenditure being undertaken. To the extent that certificates of need or other similar approvals are required for expansion of Company operations, either through center acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays and expenses associated with obtaining such approvals.

   The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark legislations" which prohibit, with limited exceptions, the referral of patients for certain services, including home health services, physical therapy and occupational therapy, by a physician to entities in which they have an ownership interest and the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare and Medicaid. The federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. In addition, the federal government has issued recent fraud alerts concerning double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. See "Business
- - - -- Governmental Regulation." Furthermore, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.


   Payment by Third Party Payors. For the years ended September 30, 1994 and 1995, and the three months ended December 31, 1995, respectively, the Company derived approximately 41%, 38% and 39% of its patient service revenue from private pay sources, 16%, 21% and 21% from Medicare and 43%, 41% and 40% from various state Medicaid agencies. Both governmental and private third party payors have employed cost containment measures designed to limit payments made to healthcare providers such as the Company. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage and duration criteria which limit the services which will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to the Company for its services. There can be no assurance that payments under governmental and private third party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that centers owned, leased or managed by the Company, or the provision of services and supplies by the Company, now or in the future will initially meet or continue to meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for healthcare services. In an attempt to limit the federal budget deficit, there have been, and the Company expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. In certain states there have been proposals to eliminate the distinction in Medicaid payment for skilled versus intermediate care services and to establish a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. The Company cannot at this time predict whether any of these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on the Company. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. See "Business -- Revenue Sources."


   Competition. The healthcare industry is highly competitive. The Company competes with a variety of other companies in providing eldercare services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competing companies may offer newer or different centers or services than the Company and may thereby attract the Company's customers who are either presently residents of its eldercare centers or are otherwise receiving its eldercare services. See "Business -- Competition."

   Risks Associated with Proposed Acquisitions and Acquisition Strategy. The Company has recently completed several acquisitions of eldercare businesses. The Company also has entered into agreements for the National Health Transaction and NeighborCare Transaction and intends to pursue additional acquisitions in the future. Consummation of the National Health Transaction and NeighborCare Transaction are subject to certain conditions; accordingly, there can be no assurance that the transactions will be completed. Furthermore, there can be no assurance that the Company will be able to realize expected operating and economic efficiencies from its recent acquisitions, from the National Health Transaction and NeighborCare Transaction or from any future acquisitions or that such acquisitions will not adversely affect the Company's results of operations or financial condition. In addition, there can be no assurance that the Company will be able to locate suitable acquisition candidates in the future, consummate acquisitions on favorable terms or successfully integrate newly acquired businesses with the Company's operations. The consummation of acquisitions will result in the incurrence or assumption by the Company of additional indebtedness.

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of 6,000,000 shares of the Common Stock offered hereby are estimated to be $172,000,000 ($197,886,000 assuming the exercise in full of the Underwriters' over-allotment option), assuming a public offering price of $30.00 per share and after deducting estimated offering expenses and the underwriting discount. The Company expects to use the net proceeds from the Offering to repay indebtedness under its bank credit facilities which currently bear interest at a weighted average annual rate of approximately 6.8%. Any proceeds remaining after repayment of indebtedness will be used for working capital. Certain of such indebtedness was incurred to fund certain of the transactions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions." In addition, the Company expects that it will fund the NeighborCare Transaction and the National Health Transaction from funds borrowed under such credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions."


                                CAPITALIZATION


   The following table sets forth the capitalization of the Company: (i) as of December 31, 1995; (ii) on a pro forma basis to give effect to the NeighborCare Transaction and National Health Transaction; and (iii) as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                                                                               December 31, 1995
                                                                     -------------------------------------
                                                                                     Pro       Pro Forma,
                                                                        Actual      Forma     As Adjusted
                                                                      ----------   -------    -------------
                                                                                    (In thousands)
Current installment of long-term debt  ............................     $  2,482      2,482      $  2,482
                                                                      ==========   ========      ========
Long-term debt, less current maturities:
   Senior long-term debt ..........................................     $186,418    370,354      $198,354
   9 3/4 % Senior Subordinated Notes due 2005 (1) .................      119,715    119,715       119,715
   6% Convertible Senior Subordinated Debentures due 2003 .........       52,749     52,749        52,749
                                                                      ----------   --------      --------
     Total long-term debt .........................................      358,882    542,818       370,818
Shareholders' equity:
   Common stock, $.02 par value, 60,000,000 shares authorized;
     23,114,305 shares issued and 23,068,704 shares outstanding, actual; 23,447,638 shares issued and 23,402,037 shares
     outstanding, pro forma; and 29,447,638 shares issued and
     29,402,037 shares outstanding, pro forma, as adjusted (2)  ..           324        331           451
   Additional paid-in capital .....................................      188,782    198,775       370,655
   Retained earnings ..............................................       71,427     71,427        71,427
   Treasury stock, at cost, 45,601 shares .........................         (243)      (243)         (243)
                                                                      ----------   --------      --------
     Total shareholders' equity ...................................      260,290    270,290       442,290
                                                                      ----------   --------      --------
        Total capitalization ......................................     $619,172   $813,108      $813,108
                                                                      ==========   ========      ========

- - - ------
(1) Net of remaining original issue discount of $285,000.
(2) Assuming an average closing price of $30.00 per share for the period prior to the closing of the NeighborCare Transaction.

                         PRICE RANGE OF COMMON STOCK

   The Common Stock is traded on the New York Stock Exchange under the symbol "GHV." The following table indicates the high and low sale prices per share, as reported on the New York Stock Exchange, for the calendar periods indicated and reflects a three for two stock dividend on the Common Stock effective March 29, 1996.

                Calendar Year                High         Low
     -----------------------------------   ---------   ---------
     1994  ..............................
          First Quarter  ................   $ 19.25     $ 14.59
          Second Quarter  ...............     18.83       14.50
          Third Quarter  ................     19.17       15.50
          Fourth Quarter  ...............     20.33       17.00

     1995  ..............................
          First Quarter  ................     21.67       19.00
          Second Quarter  ...............     21.33       17.33
          Third Quarter  ................     24.83       18.16
          Fourth Quarter.  ..............     23.66       19.00

     1996  ..............................
          First Quarter  ................     29.75       23.13
          Second Quarter (through May 3,
             1996) ......................     31.25       27.13

   On May 3, 1996, the last sale price of the Common Stock as reported on the New York Stock Exchange was $29 5/8 per share.


                               DIVIDEND POLICY

   The Company has not declared or paid any cash dividends on its Common Stock since its inception and does not anticipate declaring any such dividends on its Common Stock in the foreseeable future. The Company intends to retain earnings, if any, to provide for the operation and expansion of its business. The declaration of dividends on the Common Stock will depend, among other factors, upon future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. Certain credit agreements to which the Company is a party place restrictions on payment by the Company of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 4 of Notes to Consolidated Financial Statements of the Company.

                     SELECTED CONSOLIDATED FINANCIAL DATA


   The selected consolidated financial data presented below for each of the fiscal years in the five-year period ended September 30, 1995 and as of September 30, 1995 have been derived from the Company's audited Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated financial data presented below for the three months ended December 31, 1994 and 1995 and as of December 31, 1995 have been derived from the unaudited Consolidated Financial Statements of the Company and, in the opinion of the Company, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such periods. The results of operations for the three months ended December 31, 1995 are not necessarily indicative of the results that may be expected for a full fiscal year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                                                                                               Three Months Ended
                                                                Year Ended September 30,                           December 31,
                                           -------------------------------------------------------------      --------------------
                                            1991         1992         1993        1994          1995            1994         1995
                                            ----         ----         ----        ----          ----            ----         ----
                                                              (In thousands, except share and per share data)

Statement of Operations Data:  .........
Net revenues:  .........................
   Basic healthcare services ...........  $121,854  $   134,763   $   133,370   $   240,264  $   278,121  $    67,315   $    72,194
   Specialty medical services ..........    43,726       52,254        75,227       125,718      180,327       38,676        53,190
   Management services and other .......     5,869        9,236        11,212        22,634       27,945        5,562         7,394
                                           -------  -----------   ------------  -----------  -----------     ---------    ----------
     Total net revenues ................   171,449      196,253       219,809       388,616      486,393      111,553       132,778
                                           -------  -----------   ------------  -----------  -----------     ---------    ----------
Income from operations before
   depreciation, amortization, lease
   expense, interest and Debenture
   conversion expense ..................    30,587       35,597        38,129        69,373       93,253       19,759        25,301
Depreciation and amortization  .........     6,258        7,239         7,157        14,982       18,793        4,332         5,148
Lease expense  .........................     7,460        7,207         7,026        11,376       13,798        3,322         3,793
Interest expense, net  .................    11,072        8,708         5,042        15,305       20,366        4,577         6,040
Debenture conversion expense  ..........        --           --            --            --           --           --         1,090
                                           -------  -----------   ------------  -----------  -----------     ---------    ----------
Earnings before income taxes and
   extraordinary items and cumulative
   effect of change in accounting
   principle ...........................     5,798       12,443        18,903        27,710       40,296        7,528         9,230
Earnings before extraordinary items and
   cumulative effect of change in
   accounting principle ................     3,595        7,710        11,909        17,691       25,531        4,810         5,858
Net income  ............................     3,283        7,433        11,909        17,673       23,608        4,810         5,858
Preferred stock dividend  ..............       441           --            --            --           --           --          --
                                           -------  -----------   ------------  -----------  -----------    ---------    -----------
Net income available to common
   shareholders ........................  $  2,842  $     7,433   $    11,909   $    17,673  $    23,608  $     4,810   $     5,858
                                           =======  ===========   ============  ===========  ===========   ==========   ============
Per common share data (fully
   diluted)(1) .........................
Earnings before extraordinary items,
   cumulative effect of change in
   accounting principle and Debenture
   conversion expense .................     $0.39      $0.53         $0.67       $0.84 (2)    $1.03 (2)    $0.21 (2)      $0.26 (2)
Debenture conversion expense  .........       --         --           --           --            --           --          (0.03)(3)
Net income  ...........................     $0.35      $0.51         $0.67       $0.84 (2)    $0.97 (2)    $0.21 (2)      $0.23 (2)
Weighted average shares of common stock
   and equivalents. ................... 9,233,902 14,494,575    17,928,522      24,819,711   28,452,436   28,333,735     28,668,828


                                                       September 30,
                              ----------------------------------------------------------------   December 31,
                                 1991         1992         1993         1994          1995            1995
                              ----------   ----------    ----------   ----------   -----------   --------------
                                                            (In thousands)
Balance Sheet Data:  ......
Working capital  ..........   $ 14,689     $ 31,986     $ 50,081     $ 66,854      $134,114        $139,022
Total assets  .............    173,220      188,677      236,978      511,698       600,389         683,926
Long-term debt  ...........     89,777       80,170       83,842      250,807       308,052         358,882
Shareholders' equity ......     52,340       82,703      125,348      195,466       221,548         260,290


- - - ------
(1) Reflects a three for two stock dividend on the Common Stock effective March 29, 1996.
(2) Includes the assumed conversion of the 6% Convertible Senior Subordinated Debentures due 2003 (the "Debentures") which were issued November 30, 1993.
(3) In connection with an early conversion of the Debentures, the Company paid approximately $1,090,000 ($687,000 after tax) representing the prepayment of interest to converting Debenture holders.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


   Since the Company began operations in July 1985, it has focused its efforts on providing an expanding array of specialty medical services to elderly customers. The delivery of these services was originally concentrated in the eldercare centers owned and leased by the Company, but now also includes managed eldercare centers, independent healthcare facilities, outpatient clinics and home healthcare.


   The Company generates revenues from three sources: basic healthcare services, specialty medical services and management services and other. The Company includes in basic healthcare services revenues all room and board charges for its eldercare customers at its owned and leased eldercare centers. Specialty medical services include all revenues from providing rehabilitation therapies, institutional pharmacy and medical supply services, subacute care programs, home healthcare, physician services, and other specialized services. Management services and other include fees earned for management of eldercare centers.

   Genesis delivers its services through three divisions. The largest, in terms of revenues, is Genesis Health Centers, which at March 31, 1996 included 68 owned and leased eldercare centers. The second, Genesis Health Services, provides specialty medical services to all centers owned, leased or managed by Genesis as well as to over 500 independent healthcare providers. The third, Genesis Management Resources, Inc., manages 39 eldercare centers.

CERTAIN TRANSACTIONS


   In May 1996, the Company agreed to acquire the outstanding stock and partnership interests of National Health for total consideration of approximately $133,600,000, including assumed debt. The transaction is expected to close in the second calendar quarter of 1996 and is subject to normal regulatory approvals and certain third party consents. The consideration will be comprised of approximately $79,400,000 in cash and the assumption of approximately $54,200,000 of indebtedness. Genesis intends to repay all but approximately $18,000,000 of the assumed indebtedness concurrently with the closing of the transaction. The cash portion of the purchase price and repayment of indebtedness will be financed by borrowings under the Company's bank credit facilities. National Health owns six eldercare centers in Florida with 863 beds, leases four eldercare centers in Florida with 368 beds, owns six eldercare centers in Virginia with 1,168 beds and leases one eldercare center in Connecticut with 120 beds. National Health also provides enteral nutrition and rehabilitation therapy services to the eldercare centers which it owns and leases. In addition, National Health manages four eldercare centers in Colorado with 283 beds pursuant to an agreement which expires in October 1997. Certain businesses, including home healthcare, infusion therapy and assisted living facilities in New York State, which are currently owned by National Health will not be acquired by Genesis as part of the transaction.


   In April 1996, the Company agreed to acquire the outstanding stock of NeighborCare, a privately-held institutional pharmacy, infusion therapy and retail pharmacy business based in Baltimore, Maryland for approximately $57,250,000, including assumed debt. The transaction is expected to close in the second calendar quarter of 1996 and is subject to normal regulatory approvals. The consideration will be comprised of $29,250,000 in cash, the issuance of $10,000,000 in the Common Stock and the assumption of NeighborCare debt of approximately $18,000,000. Genesis intends to repay substantially all of the assumed bank indebtedness concurrently with the closing of the transaction. The cash portion of the purchase price and repayment of debt will be financed by borrowings under the Company's bank credit facilities. The number of shares issued will be based on the average closing price of the Common Stock for a period prior to the closing of the transaction.


   In March 1996, the Company acquired for total consideration of approximately $31,800,000, including the payment of assumed debt, the remaining approximately 71% joint venture interests of four eldercare centers in Maryland and the remaining 50% joint venture interest of an eldercare center in Florida which had been acquired as part of the Meridian Transaction described below.

   In March 1996, the Company entered into a strategic alliance with Doctors Community Hospital, a 250- bed acute care hospital in Maryland, pursuant to which the Company sold to an affiliate of the hospital a 51% interest in Magnolia Gardens Center, a 104-bed eldercare center for approximately $2,800,000. As part of this transaction, the Company entered into a long-term agreement to manage the center.


   In March 1996, the Company sold four eldercare centers and a pharmacy in Indiana for approximately $22,250,000. The properties were acquired as part of the Meridian Transaction described below.

   In January 1996, the Company acquired the speech therapy, occupational therapy and physical therapy services businesses of Medical and Rehab Support Services, Inc., Professional Rehabilitation Network, Inc. and Health Services Network, Inc. (collectively, "Therapy Companies") for approximately $9,300,000. The Therapy Companies provide these services in the Company's Baltimore/Maryland/ Washington, D.C. market. The acquisition was financed with borrowings under the Company's bank credit facilities.

   Prior to January 1, 1996, the Company provided management, development and marketing services to life care communities operated by Adult Community Total Services, Inc. ("ACTS"), a Pennsylvania non-profit corporation, pursuant to a management agreement which was to expire in April 1998. Effective January 1, 1996, Genesis restructured its relationship with ACTS. Under the revised arrangement, Genesis was paid a $2,000,000 restructuring fee and will no longer manage the ACTS life care communities. Genesis will continue to provide development services for a fee in an amount equal to five percent of the total cost of developing and completing facilities developed by ACTS. The development portion of the contract has been extended to December 2002 and Genesis is guaranteed a minimum annual development fee of $1,500,000 per year. Genesis also continues to provide certain ancillary services to the ACTS communities.

   In December 1995, the Company acquired substantially all of the assets of Franklin Nursing Home, Inc. ("Franklin") for approximately $3,600,000. Franklin operated a 250-bed long-term care facility located in Greenfield, Massachusetts. The acquisition was financed with borrowings under the Company's bank credit facilities.

   In November 1995, the Company acquired McKerley Health Care Centers, Inc. and certain related entities (collectively, "McKerley") for total consideration of approximately $68,700,000. The transaction also provides for up to an additional $6,000,000 of contingent consideration payable upon the achievement of certain financial objectives through October 1997. McKerley owns or leases 15 eldercare centers in New Hampshire and Vermont with a total of 1,535 beds and operates a home healthcare company. The acquisition was financed with borrowings under the Company's bank credit facilities.

   In September 1995, the Company sold, and simultaneously entered into a three-year contract to manage, five eldercare centers totaling 606 beds to the AGE Institute of Massachusetts ("AIMASS") for $19,570,000.


   In August 1995, the Company entered into a software license agreement for a clinical operating system with Health Data Systems, Inc. The total commitment under the license agreement is $12,000,000. The Company has estimated the cost to install the system and related hardware, not including amounts paid for the software license, to be approximately $18,000,000.


   In June 1995, the Company acquired Eastern Medical Supplies, Inc. and its affiliate Eastern Rehab Services, Inc. (collectively, "Eastern Medical") for approximately $2,000,000. Eastern Medical sells and leases home medical equipment, respiratory products and services and rehabilitation equipment to patients at home throughout Maryland. The purchase was financed with borrowings under the Company's bank credit facility.

   In April 1995, the Company acquired TherapyCare Systems, L.P.
("TherapyCare") for approximately $7,000,000. TherapyCare provides physical therapy, occupational therapy and speech therapy to 73 long-term care centers throughout Pennsylvania. The purchase was financed with borrowings under the Company's bank credit facility.

   In March 1995, a joint venture in which the Company is a 55% partner acquired Delta Drug, Inc. ("Delta Drug") for approximately $1,700,000. Delta Drug, an institutional pharmacy company located in Providence, Rhode Island, serves over 2,000 long-term care beds. The Company's portion of the purchase price was financed with borrowings under the Company's bank credit facility.

   In November 1993, Genesis completed its acquisition of substantially all of the assets of Meridian, Inc., Meridian Healthcare, Inc. and their affiliated entities (collectively, "Meridian"). As a result of the transaction (the "Meridian Transaction"), Genesis owned, leased or managed an additional 36 eldercare centers. Of these 36 centers, 15 were wholly-owned, six were jointly-owned, seven were leased and eight were managed. Genesis also acquired certain of the other Meridian businesses, including the institutional pharmacy, qualified group purchasing business and rehabilitation therapy business and manages one additional retirement community. As part of the Meridian Transaction, Genesis entered into agreements to lease and operate, for ten years with a five year renewal option, seven eldercare centers that continue to be owned by certain shareholders of Meridian (the "Leased Centers") and obtained the option (the "Option") to purchase the Leased Centers after the expiration of the lease. The assets acquired in the Meridian Transaction are located primarily within four of the Company's five geographic markets.

THREE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1994


   The Company's total net revenues for the quarter ended December 31, 1995 were $132,778,000 compared to $111,553,000 for the quarter ended December 31, 1994, an increase of $21,225,000 or 19%. The results for the quarter ended December 31, 1995 include the operations of McKerley from December 1, 1995 and exclude the operations of five Massachusetts centers which were sold on September 30, 1995. These transactions had the effect of offsetting each other when comparing basic healthcare service revenue and specialty medical revenue to the same period in the prior year. Basic healthcare services increased $4,879,000, or 7% due principally to an increase in overall patient days, a shift in payor mix from Medicaid to Medicare and rate increases. Specialty medical services increased $14,514,000 or 38% of which approximately $6,247,000 is due to the acquisitions of TherapyCare, Eastern Medical, two physician practices and, along with a joint venture partner, a pharmacy in Rhode Island, approximately $1,560,000 is due to the commencement of business in the Florida market, with the remainder due to volume growth in the institutional pharmacy, medical supply and contract therapy divisions, and an increase in the relative acuity levels of patients in our owned and leased eldercare centers. Specialty medical service revenue per patient day in the eldercare centers division increased 32% to $27.93 in the quarter ended December 31, 1995 as compared to $21.18 for the same quarter in the prior year due to treatment of higher acuity patients. Management services and other income increased $1,832,000 or 33%, primarily due to a new management contract in the quarter ended December 31, 1995 in connection with the sale of the five centers in Massachusetts and growth in the group purchasing and vending businesses.


   The Company's operating expenses before depreciation, amortization and lease expense and excluding the Debenture conversion expense were $107,477,000 in the quarter ended December 31, 1995 compared to $91,794,000 in the comparable prior period, an increase of $15,683,000, or 17% of which approximately $11,436,000 was due to an increase in cost of goods sold related to increased sales of specialty medical services, as the remaining increase was primarily due to inflationary wage and benefit increases.

   In the quarter ended December 31, 1995 the Company converted approximately $33,500,000 of its 6% Convertible Senior Subordinated Debentures due 2003 (the "Debentures"). In connection with the early conversion of the Debentures, the Company paid approximately $1,100,000 representing the prepayment of interest to converting Debenture holders. The non-recurring cash payment is presented as Debenture conversion expense in the results of operations for the quarter ended December 31, 1995.


   Interest expense increased $1,463,000 or 32%. This increase reflects increased debt levels used to fund acquisitions and operations and a higher average prevailing interest rate due to the issuance of $120,000,000 of 9 3/4 % Senior Subordinated Notes due 2005 (the "Notes").


FISCAL 1995 COMPARED TO FISCAL 1994


   The Company's total net revenues for the fiscal year ended September 30, 1995 ("Fiscal 1995") were $486,393,000 compared to $388,616,000 for the fiscal year ended September 30, 1994 ("Fiscal 1994"), an increase of $97,777,000 or 25%. Basic healthcare services increased $37,857,000 or 16% of which approximately $20,500,000 is due to the Meridian Transaction included in the entire period in Fiscal 1995 as compared to ten months in Fiscal 1994, approximately $3,400,000 is due to two centers which were leased in

Fiscal 1995 that were managed for a part of Fiscal 1994 and the remaining increase is due to providing care to higher acuity customers and to rate increases. Specialty medical services revenue increased $54,609,000 or 43% of which approximately $6,000,000 is due to the Meridian Transaction, approximately 13,000,000 is due to acquisitions during Fiscal 1995 and the remainder is due to other volume growth in the institutional pharmacy, medical supply and contract therapy divisions and increased acuity in the eldercare centers division. Specialty medical service revenue per patient day in the health centers division increased 41% to $25.06 in Fiscal 1995 compared to $17.80 in Fiscal 1994 primarily due to treatment of higher acuity patients. Management services and other income increased $5,311,000 or 23%. This increase is primarily due to the management contracts and other unrelated businesses acquired in the Meridian Transaction as well as inflationary rate increases. The number of eldercare centers under management contracts increased from 31 at September 30, 1994 to 35 at September 30, 1995.

   The Company's operating expenses before depreciation, amortization, lease expense and interest expense were $393,139,000 for Fiscal 1995 compared to $319,243,000 for Fiscal 1994, an increase of $73,896,000 or 23%. Salaries, wages and benefits increased $45,076,000 or 23% of which approximately $14,500,000 relates to the Meridian Transaction, approximately $2,100,000 related to two centers leased in Fiscal 1995 that were managed for a part of Fiscal 1994 and the remainder is due to the impact of acquisitions and growth in the institutional pharmacy, medical supply and contract therapy divisions.

   Other operating expenses increased $28,885,000 or 26% of which approximately $8,500,000 is due to the Meridian Transaction and the remainder is due to increased sales in the pharmacy and medical supply divisions.

   Interest expense increased $5,061,000 or 33%. This increase in interest expense was due to increased debt used to finance the Meridian Transaction outstanding for the entire period of Fiscal 1995 compared to ten months in the prior year, borrowings under the revolving credit agreement and a higher average interest rate due to the issuance of the Notes in June 1995.

   Depreciation and amortization expense increased from $14,982,000 in Fiscal 1994 to $18,793,000 in Fiscal 1995 primarily due to the Meridian Transaction.

   Lease expense increased from $11,376,000 in Fiscal 1994 to $13,798,000 in Fiscal 1995 of which $1,000,000 is related to the Meridian Transaction, $500,000 is due to two centers that were leased in Fiscal 1995 that were managed for a part of Fiscal 1994 and the remainder is due to new leases as a result of growth of the eldercare services division and inflationary rate increases.

   In connection with the early repayment of debt and the restructuring and amendment of its bank credit facility, the Company recorded an extraordinary loss of approximately $1,923,000 to write off unamortized, deferred financing fees.

FISCAL 1994 COMPARED TO FISCAL 1993


   The Company's total net revenues for Fiscal 1994 were $388,616,000 compared to $219,809,000 for the fiscal year ended September 30, 1993 ("Fiscal 1993"), an increase of $168,807,000 or 76.8%. Basic healthcare services increased $106,894,000 or 80.1% of which approximately $97,600,000 was due to the Meridian Transaction and the remainder was due to providing care to higher acuity customers and to rate increases. Specialty medical service revenue increased $50,491,000 or 67.1%. Of this increase, approximately $32,000,000 related to the Meridian Transaction, $13,200,000 related to increased sales to independent customers and a full year of operations for a medical supply company acquired in Fiscal 1993, and $5,300,000 related to intensity and rate increases. Management services and other income increased $11,422,000 or 101.9%. This increase is primarily attributable to management services contracts acquired in connection with the Meridian Transaction which accounted for approximately $4,100,000, approximately $2,700,000 of revenue associated with a qualified group purchasing business and other unrelated operations acquired in the Meridian Transaction, and the remainder is attributable to rate increases and a full year of revenue related to management contracts entered into in Fiscal 1993. The number of eldercare centers under management contracts increased from 24 at September 30, 1993 to 31 at September 30, 1994.

   The Company's operating expenses before depreciation, amortization, lease expense and interest expense were $319,243,000 for Fiscal 1994 compared to $181,680,000 for Fiscal 1993, an increase of $137,563,000 or 75.7%. Salaries, wages and benefits increased $80,241,000 or 71.5% of which approximately $66,400,000 was due to the Meridian Transaction and the remainder is related to other additional full-time equivalent personnel and increases in wages, incentive compensation accruals, workers' compensation and other payroll related benefits.

   Other operating expenses increased $47,268,000 or 76.5% of which approximately $42,000,000 was related to the Meridian Transaction and $5,200,000 was due to an increase in cost of goods sold related to increased sales of specialty medical services.

   Interest expense increased $10,263,000 due to additional indebtedness of approximately $205,000,000 incurred in connection with the Meridian Transaction. This increase was partially offset by the June 1994 equity offering of 3,219,000 shares of Common Stock resulting in net proceeds of approximately $51,700,000 which was used to repay debt incurred in the Meridian Transaction.

   Depreciation and amortization expense increased $7,825,000 which consists of approximately $4,700,000 related to the additional depreciation expense associated with the assets acquired in the Meridian Transaction, $1,800,000 of goodwill amortization and approximately $500,000 of amortization from deferred financing fees.

   Lease expense increased from $7,026,000 in Fiscal 1993 to $11,376,000 in Fiscal 1994 due primarily to the lease agreements entered into in connection with the Meridian Transaction.

LIQUIDITY AND CAPITAL RESOURCES

   Working capital increased to $139,022,000 at December 31, 1995 from $134,114,000 at September 30, 1995. Accounts receivable increased to $113,224,000 at December 31, 1995 from $101,124,000 at September 30, 1995.
Approximately $5,000,000 of this increase relates to the acquisition of McKerley, while the remaining $7,100,000 relates primarily to the continuing shift in business mix to specialty medical services including the specialty medical businesses acquired during fiscal 1995. Days of revenue in accounts receivable increased from 70 to 72 during this period as a result of the continuing shift toward specialty medical services which generally have a longer collection period. In November 1995, the Company received in cash approximately $18,000,000 in connection with the September 1995 sale of five centers in Massachusetts. The Company used the proceeds from the sale to repay a portion of the revolving credit facility. The Company's cash flow from operations for the three months ended December 31, 1995 was $3,137,000 compared to $2,181,000 for the three months ended December 31, 1994.


   In March 1996, the Company sold four centers and a pharmacy in Indiana for approximately $22,250,000. The Company used the net proceeds from the sale to repay a portion of its bank credit facilities.


   Investing activities for the year ended September 30, 1995 include $24,719,000 of capital expenditures primarily related to improvements and expansion of eldercare centers, acquisition and construction of pharmacy and medical supply distribution sites and investment in data processing hardware and software.

   In September 1995, the Company amended and restructured its bank credit facility to provide for a $200,000,000 revolving credit facility and a $100,000,000 acquisition credit facility. Both credit facilities bear interest at a floating rate equal, at the Company's option, to the prime rate or LIBOR plus 1.25%. Amounts outstanding under the credit facilities in September 1998 convert to a term loan that provides for equal annual amortization payable quarterly. The credit facilities are secured by the stock of the Company's subsidiaries and first priority liens on the Company's accounts receivable, inventory and all other personal property.

   In June 1995, the Company completed an offering of $120,000,000 of 9 3/4 % Senior Subordinated Notes due 2005 (the "Notes"). The Company used $100,000,000 of the net proceeds of the Notes offering to repay in full the term loan component of its bank credit facility and the remaining proceeds to repay a part of the revolving portion of the credit facility.

   In June 1994, the Company completed an offering of 3,264,457 shares of Common Stock at $17.00 per share, of which 3,219,457 were offered by the Company. The net proceeds to the Company of approximately $51,700,000 were used to repay a portion of the indebtedness incurred in the Meridian Transaction.

   Certain of the Company's outstanding loans contain covenants which, without the prior consent of the lenders, limit certain activities of the Company. Such covenants contain limitations relating to the merger or consolidation of the Company and the Company's ability to secure indebtedness, make guarantees, grant security interests and declare dividends. In addition, the Company must maintain certain minimum levels of tangible net worth, interest coverage and debt service coverage, and must maintain certain liabilities to net worth and working capital ratios. Under these loans, the Company is restricted from paying cash dividends on the Common Stock, unless certain conditions are met. The Company has not declared or paid any cash dividends on its Common Stock since its inception.


   Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which has adversely impacted the Company. The changes have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs is subject to regulatory action and governmental budgetary constraints; in recent years, the time period between submission of claims and payment has increased. Implementation of the Company's strategy to expand specialty medical services to independent providers should reduce the impact of changes in the Medicare and Medicaid reimbursement programs on the Company as a whole. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings and interpretations which may further affect payments made under those programs. Further, the federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of eldercare centers. See "Risk Factors -- Regulation."


   The Company believes that its liquidity needs can be met by expected operating cash flow and availability of borrowings under its credit facilities. At April 16, 1996, $172,600,000 was outstanding under the credit facilities, and approximately $113,565,000 was available under the facilities as a result of $13,835,000 in outstanding letters of credit issued under the credit facilities.

SEASONALITY


   The Company's earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors which include the timing of Medicaid rate increases, seasonal census cycles and the number of calendar days in a given quarter.


IMPACT OF INFLATION

   The healthcare industry is labor intensive. Wages and other labor costs are especially sensitive to inflation and marketplace labor shortages. To date, the Company has offset its increased operating costs by increasing charges for its services and expanding its services. Genesis has also implemented cost control measures to limit increases in operating costs and expenses but cannot predict its ability to control such operating cost increases in the future.

                                   BUSINESS

GENERAL

   Genesis is a leading provider of healthcare and support services to the elderly. The Company has developed the Genesis ElderCare(SM) delivery model of integrated healthcare networks to provide cost-effective, outcome-oriented services to the elderly. Through these integrated healthcare networks, Genesis provides basic healthcare and specialty medical services to more than 60,000 customers in five regional markets in the Eastern United States in which over 3,000,000 people over the age of 65 reside. The networks include 107 eldercare centers with approximately 14,300 beds; 10 primary care physician clinics; approximately 60 physicians, physician assistants and nurse practitioners; nine institutional pharmacies and five medical supply distribution centers serving over 32,000 beds; certified rehabilitation agencies providing services through 267 contracts; and seven home healthcare agencies. Genesis has concentrated its eldercare networks in five geographic regions in order to achieve operating efficiencies, economies of scale and significant market share. The five geographic markets that Genesis principally serves are: Massachusetts/Connecticut/New Hampshire; Eastern Pennsylvania/Delaware Valley; Southern Delaware/Eastern Shore of Maryland; Baltimore, Maryland/Washington, D.C.; and Central Florida.

   Genesis eldercare services focus on the central medical and physical issues facing the more medically demanding elderly. By integrating the talents of physicians with case management, comprehensive discharge planning and, where necessary, home support services, the Company provides cost-effective care management to achieve superior outcomes and return customers to the community. The Company believes that its orientation toward achieving improved customer outcomes through its eldercare networks has resulted in increased utilization of specialty medical services, high occupancy of available beds, enhanced quality payor mix and a broader base of repeat customers. Specialty medical services revenues have increased at a compound annual rate of 42% from the fiscal year ended September 30, 1990 to the fiscal year ended September 30, 1995 and comprise 40% of the Company's revenues for the three month period ended December 31, 1995. Specialty medical services typically generate higher profit margins than basic healthcare services and are less capital intensive.

   The Company's growth strategy is to enhance its existing eldercare networks, establish new eldercare networks in markets it deems attractive and broaden its array of high margin specialty medical services through internal development and selected acquisitions. Consistent with its strategy, the Company has made selected acquisitions of eldercare centers and rehabilitation, pharmacy, physician services and home healthcare companies.

   The Company's long-term strategy is to provide comprehensive eldercare services, in collaboration with other providers, on a prepaid basis in a managed care environment. The Company has undertaken several initiatives to position itself to compete in a managed care environment. These initiatives include: (i) establishing a managed care division to pursue and administer contracts with managed care organizations, develop clinical care protocols and monitor the delivery and utilization of medical care; (ii) developing a clinical administration and healthcare management information system to monitor and measure clinical and patient-outcome data; (iii) establishing the Genesis ElderCare brand name to increase awareness of the Company's eldercare services in the healthcare market; (iv) seeking strategic alliances with other healthcare providers to broaden the Company's continuum of care; and
(v) creating an independent eldercare advisory board to formulate new and innovative approaches in the delivery of care.

   The Company was incorporated in May 1985 as a Pennsylvania corporation. The Company's principal executive offices are located at 148 West State Street, Kennett Square, Pennsylvania 19348 and its telephone number at that location is (610) 444-6350.

BASIC HEALTHCARE SERVICES


   Genesis operates 107 eldercare centers (48 wholly-owned, three jointly-owned, 20 leased and 36 managed) located in 12 states. The centers offer three levels of care for their customers: skilled, intermediate and personal. Skilled care provides 24-hour per day professional services of a registered nurse; intermediate care provides less intensive nursing care; and personal care provides for the needs of customers requiring minimal supervision and assistance. Each eldercare center is supervised by a licensed healthcare administrator and employs a Medical Director to supervise the delivery of healthcare services to residents and a Director of Nursing to supervise the nursing staff. The Company maintains a corporate quality assurance program to ensure regulatory compliance and to enhance the standard of care provided in each center.

   In addition to programs to meet the healthcare needs of its customers, all Genesis eldercare centers offer a variety of quality of life programs. These include the Intergenerational Learning Program that enables residents to function both as students and as instructors in programs with community schools, as well as The Magic Mix Program that provides a supervised setting in which children of working parents can interact with residents of the centers after school. These programs have received recognition at both local and national levels.


   In eight of its eldercare centers, the Company operates Genesis ElderCare Focus programs which are dedicated to meeting the special medical, emotional and psychological needs of Alzheimer's patients. The Focus programs were developed in conjunction with the Dementia Research Clinic at the Johns Hopkins University School of Medicine. These units provide an environment that is designed or modified to assist those with cognitive loss. Clinical experts have experienced significant success and produced benefits to customers served in both Alzheimer's day services and dedicated residential units.

   The following table sets forth, for the periods indicated, information regarding the Company's average number of beds and average occupancy levels at its eldercare centers.

                                                                            Three Months Ended
                                               Year Ended September 30,        December 31,
                                             ----------------------------   ------------------
                                                1993      1994      1995      1994       1995
                                              -------   -------    -------   -------   -------
Average Beds in Service
   Wholly-owned and Leased Centers ........    4,534     7,530     8,268     8,249      8,139
   Jointly-owned and Managed Centers . ....    1,208     4,532     5,158     4,454      5,499

Occupancy Based on Average Beds in Service
   Wholly-owned and Leased Centers ........       95%       92%       92%       91%        93%
   Jointly-owned and Managed Centers ......       94%       93%       95%       95%        94%


SPECIALTY MEDICAL SERVICES


   The Company emphasizes the delivery of specialty medical services which typically requires smaller capital investment and generates higher profit margins than providing basic healthcare services. The Company provides the specialty medical services described below.

   Institutional Pharmacy and Medical Supply Services. The Company provides pharmacy and other services including infusion therapy and medical supplies and equipment to eldercare centers it operates, as well as to independent healthcare providers by contract. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. The Company's institutional pharmacy and medical supply services were developed to provide the products and support services required in the healthcare market. Institutional pharmacy services are designed to help assure quality of care and to control costs at the facilities served. Medical supply services are designed to assure availability and control through maintenance of a comprehensive inventory, extensive delivery services and special ordering and tracking systems. The Company also provides pharmacy consulting services to assure proper and effective drug therapy. The Company provides these services through nine pharmacies (of which three are jointly-owned) and five distribution centers located in its various market areas. Approximately 76% of the sales attributable to pharmacy operations in Fiscal 1995 were generated through external contracts with independent healthcare providers with the balance attributable to centers operated by the Company.

   Rehabilitation Therapy. The Company provides an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy through seven certified rehabilitation agencies in all five of its market concentrations. These services are provided by over 1,000 licensed rehabilitation therapists and assistants employed by Genesis to substantially all of the eldercare centers the Company operates, as well as by contract to healthcare facilities operated by others.


   Subacute Care Programs. The Company has established and actively markets programs for elderly and other customers who require subacute levels of medical care. These programs include ventilator care, intravenous therapy, post-surgical recovery, respiratory management, orthopedic or neurological rehabilitation, terminal care and various forms of coma, pain and wound management. Private insurance companies and other third party payors, including certain state Medicaid programs, have recognized that treating customers requiring subacute medical care in centers such as those operated by Genesis is a cost-effective alternative to treatment in an acute care hospital. The Company provides such care at rates that the Company believes are substantially below the rates typically charged by acute care hospitals for comparable services.


   Physician Services. The Company employs or has consulting arrangements with approximately 60 physicians, physician assistants and nurse practitioners to provide physician services at certain of its eldercare centers. These physicians, physician assistants and nurse practitioners provide a range of services, including direct patient care, the design and administration of clinical programs, such as the Company's subacute care program, as well as traditional medical director and utilization review services. The Company compensates these employees and consultants for services rendered and, where appropriate, bills directly for such services. The Company believes that the involvement of these physicians in the Company's eldercare centers provides a significant competitive advantage. These physicians direct the operations of 10 free-standing physician clinics, as well as Functional Evaluation and Treatment Units in 16 of its eldercare centers. The purpose of each of these units is to provide a comprehensive assessment and treatment plan for all new admissions to the center. The process is directed by a physician specializing in gerontology and involves an intensive evaluation in which social service professionals, clinical staff and the customer and the customer's family participate. The Company believes that this program reduces average lengths of stay and increases discharge-to-home rates. The Company also believes the Functional Evaluation and Treatment Units enhance its reputation for providing quality care and result in improved occupancy rates, as well as improve its ability to attract subacute and other high acuity customers.

   Home Healthcare Services. The Company provides home healthcare services to customers in its markets through seven certified home health agencies owned by the Company. The Company currently provides these services in all of its geographic markets other than Central Florida and has been granted Certificates of Need to begin providing services in Central Florida. The services offered include skilled nursing care, physical, occupational and speech therapy, medical social services and home health aide services. The Company's focus is on providing infusion therapy, total parenteral nutrition, ventilator care and peritoneal dialysis. In June 1994, the Company entered into a joint venture with six other healthcare providers to purchase the Visiting Nurses Association in Baltimore ("VNA"), an organization which is one of the largest providers of home healthcare services in Maryland. Excluding VNA, the Company provided approximately 12,600 home healthcare visits in the quarter ended December 31, 1995.

MANAGEMENT SERVICES AND OTHER

   Management Services. The Company provides management services to 38 eldercare centers (including three jointly-owned centers) pursuant to management agreements that provide generally for the Company's day-to-day responsibility for the operation and management of the centers. In turn, Genesis receives management fees, depending on the agreement, computed as either an overall fixed fee, a fixed fee per customer, a percentage of net revenues of the center plus an incentive fee, or a percentage of gross revenues of the center with some incentive clauses. The various management agreements, including option periods, terminate between 1996 and 2012.

   In March 1996, the Company entered into a strategic alliance with Doctors Community Hospital, a 250-bed acute hospital in Maryland. As part of this transaction, the Company entered into a long-term agreement to manage the hospital's subacute care center.

   Prior to January 1, 1996, the Company also provided management, development and marketing services to 15 life care communities operated by Adult Community Total Services, Inc. ("ACTS"), a Pennsylvania non-profit corporation pursuant to a management agreement which was to expire in April 1998. Effective January 1, 1996, Genesis restructured its relationship with ACTS. Under the revised arrangement, Genesis was paid a $2,000,000 restructuring fee and will no longer manage the ACTS life care communities. Genesis will continue to provide development services for a fee in an amount equal to five percent of the total cost of developing and completing facilities developed by ACTS. The development portion of the contract has been extended to December 2002 and Genesis is guaranteed a minimum annual development fee of $1,500,000 per year. Genesis also continues to provide certain ancillary services to the ACTS communities.

   Group Purchasing. The Company's subsidiary, The Tidewater Healthcare Shared Services Group, Inc. ("Tidewater"), is one of the largest group purchasing companies in the mid-Atlantic region. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities. Tidewater's services are contracted to approximately 1,200 members with over 141,000 beds in 25 states and the District of Columbia.

MANAGED CARE INITIATIVES


   The Company has undertaken several initiatives to position itself to compete effectively on a prepaid basis in a managed care environment. In January 1995, the Company established a Managed Care division which currently consists of 55 employees. The Managed Care division is responsible for pursuing and administering contracts with managed care organizations, developing clinical care protocol and monitoring the delivery and utilization of medical care. The Company has begun to develop a clinical administration and healthcare management information system to monitor and measure clinical and patient outcome data for use by healthcare providers and the Company. The Company is also seeking strategic alliances with selected providers in order to further the continuum of care, increase market share and customer acceptance and create strategic affiliations for negotiating with payors in a managed care environment. In addition to these initiatives, the Company has consolidated its core business under the Genesis ElderCare(SM) brand name in an effort to increase the Company's visibility among current and potential customers, payors and other healthcare providers. The Company has also created an independent eldercare advisory board composed of five individuals with distinguished credentials in geriatric care to formulate new and innovative approaches in the delivery of care.


CENTERS

   The following table provides information by state regarding the eldercare centers owned, leased and managed by the Company as of March 31, 1996.

                      Wholly-Owned          Jointly-Owned                                  Managed
                         Centers               Centers           Leased Centers            Centers                 Total
                  --------------------   -------------------  --------------------   --------------------  --------------------
                    Centers      Beds     Centers     Beds      Centers      Beds     Centers      Beds      Centers      Beds
                   ---------   -------    ---------   ------   ---------   -------    ---------   -------   ---------   -------
Massachusetts  .          8     1,092          --       --           --        --           5       606           13     1,698
New Hampshire  .          7       651          --       --            6       608          --        --           13     1,259
Connecticut.  ..          4       615          --       --           --        --          --        --            4       615
Vermont.  ......          2       256          --       --           --        --          --        --            2       256
Pennsylvania  ..          6       789           1      105           --        --           8     1,082           15     1,976
New Jersey  ....          1       180          --       --            2       404           3       396            6       980
Delaware  ......          4       504          --       --           --        --           1        99            5       603
Maryland  ......         12     1,958           2      206            9     1,326           4       706           27     4,196
Virginia  ......         --        --          --       --            1       240          --        --            1       240
Florida  .......          4       598          --       --           --        --          13     1,404           17     2,002
West Virginia  .         --        --          --       --            2       180          --        --            2       180
North Carolina           --        --          --       --           --        --           2       340            2       340
                   ---------   -------    ---------   ------   ---------   -------    ---------   -------   ---------   -------
  Total  .......         48     6,643           3      311           20     2,758          36     4,633          107    14,345
                   =========   =======    =========   ======   =========   =======    =========   =======   =========   =======

REVENUE SOURCES

   The Company derives its basic healthcare and specialty medical revenue from private pay sources, state Medicaid programs and Medicare. The Company classifies payments from persons or entities other than the government as private pay and other revenue. The private pay and other classification also includes revenues from commercial insurers, health maintenance organizations and other charge-based payment sources. Blue Cross and Veterans Administration payments are included in private pay and other revenues and are made pursuant to renewable contracts negotiated with these payors.


   Medicare is a federally funded and administered health insurance program that consists of Parts A and B. Participation in Part B is voluntary and is funded in part through the payment of premiums. Benefits under Part A include inpatient hospital services, skilled nursing in an eldercare center and medical services such as physical, speech and occupational therapy, certain pharmaceuticals and medical supplies. Part B provides coverage for physician services. Part B also reimburses for medical services with the exception of pharmaceutical services. Medicare benefits are not available for intermediate and custodial levels of care; however, medical and physician services furnished to such patients may be reimbursable under Part B. Under the Part A reimbursement methodology, each eldercare center receives an interim payment during the year which is adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. For services not billed through each eldercare center, the Company's specialty medical operations bill Medicare directly for nutritional support services, infusion therapy, certain medical supplies and equipment, physician services and certain therapy services as provided. Medicare payments for these services may be based on reasonable cost charges or a fixed-fee schedule determined by Medicare.


   Medicaid is the state administered reimbursement program that covers both skilled and intermediate long-term care. Although Medicaid programs vary from state to state, typically they provide for payment for services including nursing facility services, physician's services, therapy services and prescription drugs, up to established ceilings, at rates based upon cost reimbursement principles. Reimbursement rates are typically determined by the state from cost reports filed annually by each center, on a prospective or retrospective basis. In a prospective system, a rate is calculated from historical data and updated using an inflation index. The resulting prospective rate is final, but in some cases may be adjusted pursuant to an audit. In this type of payment system, center cost increases during the rate year do not affect payment levels in that year. In a retrospective system, final rates are based on reimbursable costs for that year. An interim rate is calculated from previously filed cost reports, and may include an inflation factor to account for the time lag between the final cost report settlement and the rate period. Consequently, center cost increases during any year may affect revenues in that year. Certain states are scheduled to convert, or have recently converted, from a retrospective system, which generally recognizes only two or three levels of care, to a case mix prospective pricing system, pursuant to which payment to a center for patient services directly considers the individual patient's condition and need for services. The effect, if any, of such a payment system on the Company is unclear. The Company employs specialists in reimbursement at the corporate level to monitor both Medicaid and Medicare regulatory developments to comply with all reporting requirements and to insure appropriate payments.


   The following table reflects the allocation of customer service revenues among these sources of revenue.

                                                                                       Three Months Ended
                                             Year Ended September 30,                     December 31,
                               -----------------------------------------------------  --------------------
                                 1991       1992       1993       1994        1995       1994       1995
                               --------   --------    --------   --------   --------   --------    --------
Private pay and other.  ....       43%        41%        42%        41%         38%        39%        39%
Medicaid  ..................       48         47         44         43          41         42         40
Medicare  ..................        9         12         14         16          21         19         21
                               --------   --------    --------   --------   --------   --------    --------
  Total  ...................      100%       100%       100%       100%        100%       100%       100%
                               ========   ========    ========   ========   ========   ========    ========

MARKETING


   Marketing for eldercare centers is focused at the local level and is conducted primarily by the center administrator and its admissions director who call on referral sources such as doctors, hospitals, hospital discharge planners, churches and various community organizations. Besides actively soliciting admissions from these sources, the Company's marketing objective is to maintain public awareness of the eldercare center and its capabilities. The Company takes advantage of its regional concentrations in its marketing efforts, where appropriate, through consolidated marketing programs which benefit more than one center.

   Genesis markets specialty medical services to its managed eldercare centers and life care communities, as well as to independent healthcare providers, in addition to providing such services to its owned and leased eldercare centers. The Company markets its rehabilitation therapy and institutional pharmacy and medical supply services through a direct sales force which primarily calls on eldercare centers, hospitals, clinics and home health agencies. The corporate business development department, through regional managers, markets the Company's subacute program directly to insurance companies, managed care organizations and other third party payors. In addition, the marketing department supports the eldercare centers in developing promotional materials and literature focusing on the Company's philosophy of care, services provided and quality clinical standards. See "Governmental Regulation" below for a discussion of the federal and state laws which limit financial and other arrangements between healthcare providers.

   In February 1996, the Company announced a consolidation of its core business under the name Genesis ElderCare(SM). The Genesis ElderCare logo and trademark have been featured in a series of print advertisements in publications serving the regional markets in which the Company operates. The Company's marketing of Genesis ElderCare is aimed at increasing awareness among decision makers in key professional and business audiences. The Company is using advertising to promote its brand name in trade, professional and business publications and to promote services directly to consumers.

PERSONNEL

   At March 31, 1996, Genesis employed over 19,000 people, including approximately 13,000 full-time and 6,000 part-time employees. Approximately 24% of these employees are physicians and nursing and professional staff.

   The Company currently has collective bargaining agreements which relate to 14 facilities including eight managed eldercare centers. The agreements expire in July 1996 and 1999 and cover approximately 970 employees. The Company believes that its relationship with its employees is generally good.

EMPLOYEE TRAINING AND DEVELOPMENT


   Genesis believes that nursing and professional staff retention and development has been and continues to be a critical factor in the successful operation of the Company. In response to this challenge, a compensation program which provides for annual merit reviews as well as financial and quality of care incentives has been implemented to promote center staff motivation and productivity and to reduce turnover rates. Management believes that the Company's wage rates for professional nursing staff are commensurate with market rates. The Company also provides employee benefit programs which management believes, as a package, exceed industry standards. The Company has not experienced any significant difficulty in attracting or retaining qualified personnel.


   In addition, Genesis has established an internal training and development program for both nurse assistants and nurses. Employee training is emphasized by the Company through a variety of in-house programs as well as a tuition reimbursement program. The Company has established, company-wide, the Genesis Nursing Assistant Specialist Program. This program is offered on a joint basis with community colleges. Classes are held on the employees' time, last for approximately six months and provide advanced instruction in nursing care. The Company pays the tuition. When all of the requirements for class participation have been met through attendance, discussion and examinations, the nurse aide graduates and is awarded the title of Nursing Assistant Specialist and receives a salary adjustment. The Company has maintained a retention rate of 75% since 1988 of the nurses aide graduates. Over 1,300 nurse aides have graduated from the Genesis Nursing Assistant Specialist Program and received an increase in salary. As the nurse aide continues through the career ladder, the Company continues to provide incentives. At the next level, Senior Nursing Assistant Specialist, the employee receives another increase in salary and additional tuition reimbursement of up to $2,250 toward becoming a Licensed Practical Nurse ("LPN") or Registered Nurse ("RN") and at the Senior Nursing Assistant Specialist Coordinator level, tuition reimbursement increases to a maximum of $3,000 per year towards a nursing degree.


   The Company began a junior level management and leadership training program in 1990 referred to as the Pilot Light Program. The target audience for this training is RN's and LPN's occupying charge nurse positions within our nursing centers as well as junior level managers throughout the Genesis networks. Over 475 participants have graduated from this program.

   In addition, a flexible RN associate degree program has been established to meet the needs of those employees who cannot attend nursing school on a full-time basis. The program is conducted jointly with local community colleges and Regents College in New York. The program combines self-study, flexible class scheduling, mentoring and tutoring by Genesis professional nursing staff. This format allows for a self-paced RN degree. Currently, there are approximately 18 Genesis employees enrolled in this program, which the Company believes is the first of its kind in the United States.

GOVERNMENTAL REGULATION

   The federal government and all states in which the Company operates regulate various aspects of the Company's business. The Company's eldercare centers are subject to certain federal statutes and regulations and to statutory and regulatory licensing requirements by state and local authorities. All Genesis eldercare centers are currently so licensed. In addition, eldercare centers are subject to various local building codes and other ordinances.


   All of the Company's eldercare centers and healthcare services, to the extent required, are licensed under applicable law. All eldercare centers and healthcare services, or practitioners providing the services therein, are certified or approved as providers under one or more of the Medicaid, Medicare or Veterans Administration programs. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State and local agencies survey all eldercare centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government sponsored third party payor programs. The Company believes that its centers are in substantial compliance with the various Medicare and Medicaid regulatory requirements applicable to them. However, in the ordinary course of its business, the Company receives notices of deficiencies for failure to comply with various regulatory requirements. Genesis reviews such notices and takes appropriate corrective action. In most cases, Genesis and the reviewing agency will agree upon the measures to be taken to bring the center into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take various adverse actions against a center, including the imposition of fines, temporary suspension of admission of new patients to the center, suspension or decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of a center's license. These actions may adversely affect the eldercare centers' ability to continue to operate, the ability of the Company to provide certain services, and eligibility to participate in the Medicare, Medicaid or Veterans Administration programs or to receive payments from other payors. Additionally, actions taken against one center may subject other centers under common control or ownership to adverse measures, including loss of licensure or eligibility to participate in Medicare and Medicaid programs. Certain of the Company's centers have received notices in the past from state agencies that, as a result of certain alleged deficiencies, the agency was taking steps to decertify the centers from participation in Medicare and Medicaid programs. In all cases, such deficiencies were remedied before any centers were decertified.


All but four of the Genesis eldercare centers provide skilled nursing services and are currently certified to receive benefits provided under Medicare for these services. Additionally, all Genesis eldercare centers are currently certified to receive benefits under Medicaid. Both initial and continuing qualifications of an eldercare center to participate in such programs depend upon many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, traditionally they have provided for the payment of certain expenses, up to established limits, at rates based generally on cost reimbursement principles.

All states in which Genesis operates have adopted Certificate of Need or similar laws which generally require that a state agency approve certain acquisitions and determine that the need for certain bed additions, new services, and capital expenditures or other changes exists prior to the acquisition or addition of beds or services, the implementation of other changes, or the expenditure of capital. State approvals are generally issued for a specified maximum expenditure and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition or other change, and can also result in the imposition of sanctions or adverse action on the center's license and adverse reimbursement action.


The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the "anti-kickback" provisions of the federal Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. These laws also include the "Stark legislations" which prohibit, with limited exceptions, the referral of patients by physicians for certain services, including home health services, physical therapy and occupational therapy, to an entity in which the physician has an ownership interest. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company. Although the Company has contractual arrangements with some healthcare providers to which the Company pays fees for services rendered or products provided, the Company believes that its practices are not in violation of these laws. The Company cannot accurately predict whether enforcement activities will increase or the effect of any such increase on its business. There have also been a number of recent federal and state legislative and regulatory initiatives concerning reimbursement under the Medicare and Medicaid programs. In particular, the federal government has issued recent fraud alerts concerning double billing, homehealth services and the provisions of medical suppliers. Accordingly, it is anticipated that these areas may come under closer scrutiny by the government. The Company cannot accurately predict the impact of any such initiatives.


COMPETITION

   The Company competes with a variety of other companies in providing healthcare services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competing companies may offer newer or different centers or services than the Company and may thereby attract the Company's patients who are either presently residents of its eldercare centers or are otherwise receiving its healthcare services.

   The Company operates eldercare centers in 12 states. In each market, the Company's eldercare centers may compete for customers with rehabilitation hospitals, subacute units of hospitals, skilled or intermediate nursing centers and personal care or residential centers which offer comparable services to those offered by the Company's centers. Certain of these providers are operated by not-for-profit organizations and similar businesses which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. In competing for customers, a center's local reputation is of paramount importance. Referrals typically come from acute care hospitals, physicians, religious groups, other community organizations, health maintenance organizations and the customer's families and friends. Members of a customer's family generally actively participate in selecting an eldercare center. Competition for subacute patients is intense among hospitals with long-term care capability, rehabilitation hospitals and other specialty providers and is expected to remain so in the future. Important competitive factors include the reputation in the community, services offered, the appearance of a center and the cost of services.

   Genesis competes in providing specialty medical services with a variety of different companies. Generally, this competition is national, regional and local in nature. The primary competitive factors in the specialty medical services business are similar to those in the eldercare center business and include reputation, the quality of clinical services, responsiveness to patient needs, and the ability to provide support in other areas such as third party reimbursement, information management and patient record-keeping.

INSURANCE

   Genesis carries property and general liability insurance, professional liability insurance, and medical malpractice insurance coverage in amounts deemed adequate by management. However, there can be no assurance that any current or future claims will not exceed applicable insurance coverage. Genesis also requires that physicians practicing at its eldercare centers carry medical malpractice insurance to cover their individual practice.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth certain information with respect to the executive officers and directors of the Company.

           Name              Age                        Position
- - - ------------............    -----   -------------------------------------------------

Michael R. Walker (1)  ..    47    Chairman and Chief Executive Officer
Richard R. Howard (1).  .    47    President, Chief Operating Officer and Director
David C. Barr  ..........    46    Executive Vice President
John F. DePodesta  ......    51    Senior Vice President, Law and Public Policy
George V. Hager, Jr.  ...    40    Senior Vice President and Chief Financial Officer
Edward B. Romanov, Jr.  .    45    Senior Vice President, Development
Louis Swart.  ...........    57    Senior Vice President, Managed Operations
Marc D. Rubinger  .......    46    Vice President and Chief Information Officer
Kenneth R. Kuhnle  ......    41    Vice President and Treasurer
Edward J. Boeggeman  ....    49    Vice President and Controller
Allen R. Freedman (2)  ..    56    Director
Samuel H. Howard (2)(3) .    56    Director
Roger C. Lipitz (2)  ....    53    Director
Stephen E. Luongo (3)  ..    48    Director
Alan B. Miller (3)  .....    58    Director
Fred F. Nazem (1)  ......    55    Director


- - - ------
(1) Member of the Executive Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3) Member of the Compensation Committee of the Board of Directors.

   Michael R. Walker is the founder of the Company and has served as Chairman and Chief Executive Officer of the Company since its inception. In 1981, Mr. Walker co-founded Health Group Care Centers ("HGCC"). At HGCC, he served as Chief Financial Officer and, later, as President and Chief Operating Officer. Prior to its sale in 1985, HGCC operated nursing homes with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the Vice President and Treasurer of AID Healthcare Centers, Inc. ("AID"). AID, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of Hospital Affiliates International. Mr. Walker holds a Master of Business Administration degree from Temple University and a Bachelor of Arts in Business Administration from Franklin and Marshall College. Mr. Walker serves on the Board of Directors of Renal Treatment Centers, Inc. and the Board of Trustees of Universal Health Realty & Income Trust.

   Richard R. Howard has served as a director of the Company since its inception and as Chief Operating Officer since June 1986. He joined the Company in September 1985 as Vice President of Development. Mr. Howard's background in healthcare includes two years as the Chief Financial Officer of HGCC. Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania. Mr. Howard is a graduate of the Wharton School, University of Pennsylvania, where he received a Bachelor of Science degree in Economics in 1971.

   David C. Barr has served as Executive Vice President of the Company since October 1988. Prior to joining Genesis, Mr. Barr was a principal of a private consulting firm, Kane Maiwurm Barr, Inc., which provided management consulting for small and medium-sized firms. Prior to forming this firm, he served as Executive Vice President of Allegheny Beverage Corporation, a service conglomerate. During 1984 and 1985, Mr. Barr served with Equibank, Pittsburgh, Pennsylvania, where he held several positions including Executive Vice President of Corporate Banking. Mr. Barr graduated in 1972 from the University of Miami with a Bachelor of Science degree in Accounting.

   John F. DePodesta joined the Company as Senior Vice President, Law and Public Policy in January 1996. Mr. DePodesta was previously a partner and currently is of-counsel in the law firm of Pepper, Hamilton & Scheetz. Mr. DePodesta received a Bachelor of Arts degree from Harvard College in 1966 and his Juris Doctor from the University of Pennsylvania Law School in 1969. Pepper, Hamilton & Scheetz performs outside legal services for the Company.


   George V. Hager, Jr. has served the Company as Senior Vice President and Chief Financial Officer since February 1994. Mr. Hager joined the Company in July 1992 as Vice President and Chief Financial Officer. Mr. Hager was previously partner in charge of the healthcare practice for KPMG Peat Marwick LLP in the Philadelphia office. Mr. Hager began his career at KPMG Peat Marwick LLP in 1979 and has over 15 years of experience in the healthcare industry. Mr. Hager received a Bachelor of Arts degree in Economics from Dickinson College in 1978 and a Master of Business Administration degree from Rutgers Graduate School of Management. He is a certified public accountant and a member of the AICPA and PICPA.


   Edward B. Romanov, Jr. has served as Senior Vice President, Development since May 1992. From June 1990 through April 1, 1995, Mr. Romanov served as a financial consultant to the Company pursuant to a Consulting and Services Agreement between the Company and American Community Environments Corporation of which he is an employee. Mr. Romanov was founder and President of WesTerra Construction, WesTerra Capital Company and WesTerra Development, through which Mr. Romanov developed and financed real estate projects. Mr. Romanov holds both a Master of Business Administration and a Bachelor of Science degree from Lehigh University.

   Louis Swart joined the Company in 1990 and became Senior Vice President, Managed Operations in 1994. Prior to joining the Company, Mr. Swart established and was President of Wedgwood Retirement Inns. After selling Wedgwood in 1988, he became President and Chief Executive Officer of Retirement Corporation of America, until it was sold in 1990. Mr. Swart currently serves on the Board of Directors of Sterling Health Care Corporation, a behavioral medicine hospital group. Mr. Swart is a graduate of the University of South Africa and completed his graduate work at Texas Christian University. He is founder and past director of the California Association of Senior Living Industries and is a member of the National Association of Senior Living Industries and American Association of Homes for the Aged.

   Marc D. Rubinger has served as Vice President and Chief Information Officer since November 1995. Prior to joining the Company, Mr. Rubinger served as General Manager -- Decision Support Systems of Shared Medical Systems. From 1975 through 1986, Mr. Rubinger was a partner with Ernst & Young in their national healthcare consulting practice. Mr. Rubinger received a Bachelor of Arts degree in Bioscience from Binghamton University in 1971 and a Masters of Health Administration and Planning from The George Washington University in 1973.

   Kenneth R. Kuhnle has served as Vice President and Treasurer of the Company since February 1990. He joined Genesis in October 1988 as Reimbursement Director, which includes responsibility for monitoring government programs as well as third party reimbursement planning and maximization. Mr. Kuhnle served as Reimbursement Manager for Beverly Enterprises, owners and operators of 1,100 long-term care centers, from January 1986 to October 1988 and as Medicare Auditor for Aetna Life Insurance Company from November 1982 to December 1985. He received a Bachelor of Science degree in Business Administration from Temple University in 1979. Mr. Kuhnle serves as President of the Delaware Healthcare Facilities Association and President of the Worcester chapter of the Massachusetts Federation of Nursing Homes.

   Edward J. Boeggeman has served as Vice President and Corporate Controller of the Company since December 1993. He joined Genesis in January 1993 as Controller of Genesis Health Centers. Mr. Boeggeman has over twenty years of experience in the healthcare industry, including four years with KPMG Peat Marwick LLP from 1979 to 1983. Prior to joining Genesis, he served in various accounting positions including Assistant Controller, Controller and Vice President of Financial Affairs at a teaching hospital, academic medical center and community hospital, all within the Greater Philadelphia area. Mr. Boeggeman received a Bachelor of Arts degree in Accounting from Villanova University in 1973 and is a certified public accountant.

   Allen R. Freedman has served as a director of the Company since February 1996. Since 1990, Mr. Freedman has served on the executive board of Fortis, a multinational financial services organization, which is the operating entity of Fortis AG, based in Belgium, and Fortis AMEV, based in the Netherlands. Since 1990, he has been Chairman and Chief Executive Officer of Fortis, Inc. and Chairman of the Board of its principal insurance and investment affiliates in the United States. These affiliates include American Security Group; Fortis Benefits Insurance Company; Time Insurance Company; and United Family Life Insurance Company. Mr. Freedman served as President of Fortis, Inc. from 1979 to 1990. Mr. Freedman is also a director of Fortis Advisors, Inc. and Systems and Computer Technology Corporation.

   Samuel H. Howard has served as a director of the Company since March 1988. He is the founder and chairman of Phoenix Healthcare Corporation ("Phoenix Healthcare") and the founder and President of Phoenix Communications Group, Inc. ("Phoenix Group") and Phoenix Holdings, Inc. all of which are based in Nashville, Tennessee. Formed in 1993, Phoenix Healthcare provides management services for managed care organizations, including health maintenance organizations serving Tennessee's Medicaid population through the innovative TennCare program which offers a managed care approach to meeting the healthcare needs of Tennessee's Medicaid and uninsured populations. In April 1990, Phoenix Group filed a petition under the Federal Bankruptcy laws. Phoenix Group proposed a plan of reorganization that was approved by the bankruptcy court in August 1991 and became effective in December 1991. Mr. Howard's past corporate and operations experience in the healthcare industry include having served as the Senior Vice President of Public Affairs for Hospital Corporation of America from August 1981 to January 1990, Vice President and Treasurer for Hospital Affiliates International ("HAI"), and Vice President of Finance and Business for Meharry Medical College. In addition, Mr. Howard was a financial analyst for General Electric and a White House Fellow with U.S. Ambassador Arthur Goldberg. Mr. Howard is a member of the Board of Directors of O'Charley's Inc.

   Richard R. Howard and Samuel H. Howard are not related.

   Roger Lipitz has served as a director of the Company since March 1994. From January 1994 until January 1996, Mr. Lipitz served on a consulting basis as Director of Government Relations of the Company. From 1969 until its acquisition by the Company in 1993, Mr. Lipitz served as Chairman of the Board of Meridian Healthcare, Inc., a Maryland based long-term care company which operated over 5,000 beds and related businesses. Mr. Lipitz is a past president of the American Health Care Association, Health Facilities Association of Maryland and the National Council of Health Care Services. Since 1994, he has been Chairman of the Board of Allegis Health Management, Inc. (formerly known as Global Health Management, Inc.), a privately held Maryland based long-term care company. Mr. Lipitz is a member of the Board of Directors of Blue Cross and Blue Shield of Maryland.

   Stephen E. Luongo has served as a director of the Company since June 1985. He currently is a partner in the law firm of Blank Rome Comisky & McCauley. Blank Rome Comisky & McCauley serves as outside legal counsel for the Company.

   Alan B. Miller has served as a director of the Company since October 1993. Since 1978, he has been Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc., a Pennsylvania based health services company. Prior thereto, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of American Medicorp, Inc. Mr. Miller is a member of the Board of Trustees of Universal Health Realty Income Trust and the Board of Directors of GMIS, Inc.


   Fred F. Nazem has served as a director of the Company since January 1989. Since 1981, he has been President of Nazem Inc. and Managing Partner of the general partner of several Nazem & Company limited partnerships which are affiliated venture capital funds. Mr. Nazem is a member of the Board of Directors of Consep, Inc., Tegal Corporation and Oxford Health Plans, Inc. as well as a number of privately held firms.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth at March 31, 1996, certain information with respect to the beneficial ownership of Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) by each director, (iii) by each of the Company's five most highly compensated executive officers and (iv) by all directors and executive officers as a group.

                                                           Shares of           Percent of
                                                          Common Stock        Common Stock
                                                     Beneficially Owned (1)      Owned
                                                      --------------------   --------------
Putnam Investments, Inc. (2)
 One Post Office Square
 Boston, Massachusetts 02109  .....................        2,969,041              12.1%
AIM Management Group Inc. (3)
   11 Greenway Plaza
   Houston, Texas 77046 ...........................        2,342,781               9.6%
Fred F. Nazem (4)
 Nazem & Company
 645 Madison Avenue
 New York, New York 10022  ........................        1,619,704               6.6%
Massachusetts Financial Services Company (5)
 500 Boylston Street
 Boston, Massachusetts 02116  .....................        1,244,430               5.1%
George D. Bjurman & Associates (6)
 10100 Santa Monica Boulevard, Suite 1200
 Los Angeles, California 90062  ...................        1,232,127               5.0% %
Allen R. Freedman(7)  .............................            4,500                *
Richard R. Howard (8)  ............................          207,826                *
Samuel H. Howard (9)  .............................           26,250                *
Roger C. Lipitz (10)  .............................            9,000                *
Stephen E. Luongo (11)  ...........................           36,097                *
Alan B. Miller (12)  ..............................           13,500                *
Michael R. Walker (13)  ...........................          772,126               3.1%
David C. Barr (14)  ...............................          148,200                *
George V. Hager, Jr. (15)  ........................           71,700                *
Louis Swart (16)  .................................           22,800                *
All executive officers and directors as a group
   (13 persons) ...................................        3,054,863             12.1%


- - - ------
* Less than one percent.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission") and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after March 31, 1996. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Based upon a Schedule 13G, dated January 15, 1996. Consists of 2,505,019 shares beneficially owned by Putnam Investment Management, Inc. and 464,022 shares beneficially owned by The Putnam Advisory Company, Inc. Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., which are registered investment advisors, are wholly-owned by Putnam Investments, Inc. Putnam Investments, Inc. is a wholly owned subsidiary of Marsh & McLennan Companies, Inc.

(3) Based upon a Schedule 13G, dated February 12, 1996.

 (4) Consists of 966,724 shares of Common Stock held by Nazem & Company, II L.P., 630,480 shares of Common Stock held by Nazem & Company, III, L.P. and 22,500 shares of Common Stock which may be acquired upon the exercise of stock options.


 (5) Based upon a Schedule 13G dated February 12, 1996.

 (6) Based upon a Schedule 13G, dated February 13, 1995. George Andrew Bjurman and Owen Thomas Barry III, as a result of their ownership in and positions with George D. Bjurman & Associates, may be deemed to be indirect beneficial owners of the equity securities held by George D. Bjurman & Associates.


 (7) Consists of 4,500 shares which may be acquired upon the exercise of stock options.

 (8) Includes 46,876 shares of Common Stock held of record by the Retirement Plan as to which Mr. Howard shares voting power and 89,250 shares which may be acquired upon the exercise of stock options.

 (9) Consists of 26,250 shares which may be acquired upon the exercise of stock options.

(10) Consists of 9,000 shares which may be acquired upon the exercise of stock options.


(11) Includes 22,500 shares which may be acquired upon the exercise of stock options and 331 shares of Common Stock which may be acquired upon the conversion of the Debentures.


(12) Consists of 13,500 shares which may be acquired upon the exercise of stock options.

(13) Includes 46,876 shares of Common Stock held of record by the Retirement Plan as to which Mr. Walker shares voting power and 336,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(14) Includes 125,700 shares which may be acquired upon the exercise of stock options.

(15) Includes 71,250 shares which may be acquired upon the exercise of stock options.

(16) Consists of 22,800 shares which may be acquired upon the exercise of stock options.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


   The Company is currently authorized to issue 60,000,000 shares of Common Stock, par value $.02 per share. On April 17, 1996, 24,455,471 shares of Common Stock were issued and outstanding and held of record by 557 shareholders. In addition, on April 17, 1996, options to purchase 2,441,417 shares of Common Stock, at an average exercise price of $17.46 were outstanding, of which 1,345,545 options are currently exercisable. The Company has also outstanding $52,739,000 principal amount of Debentures which are convertible into 3,491,724 shares of Common Stock, subject to adjustment in certain events.


   The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. Subject to the relative rights, limitations and preferences of the holders of Preferred Stock (defined below), holders of Common Stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by the Board of Directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding-up of the Company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company.

PREFERRED STOCK

   The Company is authorized to issue 5,000,000 shares of preferred stock (the "Preferred Stock"). The Board of Directors has authority to cause the issuance from time to time of Preferred Stock, and one or more series thereof, for any proper purpose without further shareholder approval, except where, because of the particular circumstances under which any of such shares will be issued, shareholder approval is required by law. Each series of

Preferred Stock is required to be distinctly titled and consist of the number of shares designated by the Board of Directors. The Board of Directors is expressly vested with the right to determine, with respect to the Preferred Stock and each series thereof, (i) whether such shares shall be granted voting rights, and if so, to what extent and upon what terms and conditions, (ii) the rate and times at which, and the terms and conditions on which, dividends (if any) on such shares shall be paid, (iii) whether such shares shall be granted conversion rights into shares of other classes (or series of classes) of capital stock of the Company or any other entity, and if so, upon what terms and conditions, (iv) whether the Company or the holders of the Preferred Stock shall have the right to redeem such shares, and if so, upon what terms and conditions, (v) the liquidation rights (if any) of such shares, including whether such shares shall enjoy liquidation preference over the Company's Common Stock, and, if so, to what extent and (vi) the other designations, preferences, qualifications, restrictions and special and relative rights, if any, attaching to such shares.


   The Board of Directors has established a series of Preferred Stock designated the Series A Junior Participating Preferred Stock, par value $1.00 per share, (the "Series A Preferred Stock") to be issued in connection with the Rights Plan described below.


RIGHTS PLAN


   Holders of Common Stock own, and purchasers of Common Stock in the Offering will acquire, one right (a "Right") for each share of Common Stock. The Rights are issued pursuant to a Rights Agreement dated April 20, 1995 between the Company and Mellon Securities Trust Company, as Rights Agent. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock of the Company at a price of $165.00 per one one-thousandth of a share of Series A Preferred Stock, subject to adjustments. The Series A Preferred Stock issuable upon exercise of the Rights will be non-redeemable and rank junior to all other series of the Company's Preferred Stock. The dividend, liquidation and voting rights, and the non-redemption feature, of the Series A Preferred Stock are designed so that the value of one one-thousandth interest in a share of Series A Preferred Stock purchasable with each Right will approximate the value of one share of Common Stock. Each whole share of Series A Preferred Stock will be entitled to receive a quarterly preferential cumulative dividend equal to the greater of $1.00 per share or 1,000 times the dividend declared on the Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to receive a preferential liquidation payment equal to the greater of $1,000 per share or 1,000 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The Rights become exercisable upon a Distribution Date defined as the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Rights Agreement) or (ii) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Voting Shares. If a person or group were to acquire 15% or more of the Voting Shares of the Company, each Right then outstanding, other than Rights beneficially owned by the Acquiring Person which become null and void, will become a Right to buy that number of Common Shares (or under certain circumstances the equivalent number of one one-thousandths of a share of the Series A Preferred Stock) at the time of such acquisition will have a market value equal to two times the purchase price of the Right. If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by a person or group who had acquired 15% or more of the voting shares of the Company which Rights become null and void, will thereafter have the right to receive, upon the exercise thereof at the current purchase price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction would have a market value equal to two times the purchase price of the Right. The Rights have no voting or dividend rights and until exercisable cannot trade separately from the Common Stock.

At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Board of Directors may redeem all but not less than the outstanding Rights at a price of $.001 per Right. The Rights expire on April 20, 2005.


ANTI-TAKEOVER PROVISIONS


   The Company is governed by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") which provides that the board of directors of a corporation in discharging its duties, including its response to a potential merger or takeover, may consider the effect of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located and all other pertinent factors.


   In addition, under the BCL, subject to certain exceptions, a business combination between a Pennsylvania corporation and a person owning 20% or more of such corporation's voting stock (an "interested person") may be accomplished only if (i) the business combination is approved by the corporation's directors prior to the date on which such person acquired 20% or more of such stock or (ii) the interested person owns shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors (excluding shares held by the interested person), which vote may occur no earlier than three months after the interested person acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfies certain minimum conditions, (iii) the business combination is approved by the affirmative vote of all outstanding shares of common stock or (iv) the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors (excluding shares held by the interested person), which vote may occur no earlier than five years after the interested person became an interested person. A Pennsylvania corporation may exempt itself from this provision of the BCL by an amendment to its articles of incorporation that requires shareholder approval. The Company's Articles of Incorporation ("Articles") do not provide an exemption from this provision.

   The Articles contain certain provisions which may impact upon a person's decision to implement a takeover of the Company, including the following provisions: (i) a classified board of directors, with each director having a three-year term; (ii) a provision providing that certain business combinations involving the Company, unless approved by at least 75% of the Board of Directors, shall require the affirmative vote of at least 80% of the voting stock of the Company; (iii) a provision permitting the Board of Directors to oppose a tender or other offer for the Company's securities in light of the fairness of the price, the impact on the Company's constituents, the reputation of the offeror, the value of the offered securities and any applicable legal or regulatory issues; (iv) a provision requiring the affirmative vote of at least 80% of the Company's voting stock to amend its provisions relating to anti-takeover measures, unless the amendment is approved by at least 75% of the Board; and (v) the Preferred Stock with rights to be designated by the Board of Directors.

   The overall effect of the foregoing provisions, the Rights Plan and certain provisions of the Debentures and Notes which grant the holder a repurchase option upon a change in control of the Company may be to deter a future tender offer. Shareholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of the Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Company's business.

REGISTRATION RIGHTS OF CERTAIN HOLDERS


   The Company has agreed with certain holders of its Common Stock to register their Common Stock under the Securities Act under certain circumstances. These rights to registration cover approximately 2,667,979 beneficially owned shares in the aggregate. Whenever the Company proposes to register any of its securities under the Securities Act, the Company is required to give notice to certain persons or entities granted registration rights of the proposed registration and, subject to certain conditions including the right of the underwriters to limit the number of shares sold by the holders if the underwriters reasonably believe such offers and sales would jeopardize the underwriting or adversely affect the price of the shares to be sold, to include their shares in such registration. The holders of approximately 966,724 shares may also require the Company to file a registration statement under the Securities Act with respect to their shares. The Company will pay certain registration expenses of certain registrations requested by the holders of registration rights.


   In addition, the Company has agreed to register for resale under the Securities Act 51% of the shares of Common Stock to be issued in the NeighborCare Transaction (approximately 333,333 shares assuming an average closing price of $30.00 per share for the period prior to the closing of the transaction).

   Any sales of substantial amounts of shares in the public market pursuant to these registration rights might adversely affect prevailing market prices for the shares.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

   Pursuant to the Company's Bylaws, no director, as such, is personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under Section 1721 of the BCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Company's Bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on the Board of Directors of the Company protection against awards of monetary damages for negligence in the performance of their duties.

   The Company's Bylaws also provide that the Company shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with any action against such officer or director; provided, however, that no indemnification shall be provided if a final unappealable judgment or award establishes that such officer or director engaged in intentional misconduct from which he derived an improper personal benefit, for expenses or liabilities which have been paid directly to such person by an insurance carrier or for amounts paid in settlement of actions without the written consent of the Board of Directors.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of shares of Common Stock set forth below:

                                               Number of
                Underwriter                     Shares
                -----------                   ----------
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated ...........................
Alex. Brown & Sons Incorporated.  ........
Montgomery Securities  ...................

                                             -------------
Total  ...................................
                                             =============


   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Alex. Brown & Sons Incorporated and Montgomery Securities are acting as representatives (the "Representatives") of the several Underwriters.

   In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby if any of such shares are purchased. Under certain circumstances, the commitments of the non-defaulting Underwriters may be increased.

   The Representatives have advised the Company that they propose initially to offer the shares of Common Stock to the public at the public offering price of the Common Stock offered hereby, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

   The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 900,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price of the Common Stock offered hereby, less the underwriting discount. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase the number of shares proportionate to such Underwriter's initial amount reflected in the foregoing table.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

   Without the prior written consent of Merrill Lynch, each of the Company and the directors and executive officers of the Company have agreed not to, for a period of 90 days after the date hereof directly or indirectly, offer to sell, sell, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock or any securities convertible into or exchangeable into or exercisable for any such shares (except for shares of Common Stock or options issued pursuant to (i) reservations, agreements or employee benefit plans in existence at the date of the Purchase Agreement, (ii) the NeighborCare Transaction or (iii) the conversion of the Debentures).

   The Underwriters have in the past and may in the future provide investment banking and other related services to the Company and its affiliates in the ordinary course of business.

                                LEGAL MATTERS

   Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. As to matters of Pennsylvania law, Simpson Thacher & Bartlett will rely on the opinion of Blank Rome Comisky & McCauley. Stephen Luongo, a partner in Blank Rome Comisky & McCauley, is the beneficial owner of 36,097 shares of Common Stock and is a director of the Company. See "Principal Shareholders."

                                   EXPERTS

   The consolidated financial statements of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1994 and 1995, and for each of the years in the three-year period ended September 30, 1995 have been included herein and in the Registration Statement, and the Meridian Healthcare Group combined financial statements as of November 30, 1993 and for the 11 month period ended November 30, 1993 incorporated in this Prospectus by reference to the Meridian Healthcare Group combined financial statements included in the Company's Current Report on Form 8-K/A dated November 30, 1993 have been included herein and incorporated in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


   The financial statements of McKerley Health Care Centers, Inc. for the years ended December 31, 1994 and 1993, the financial statements of McKerley Health Facilities for the years ended December 31, 1994 and 1993, and the financial statements and other financial information of McKerley Health Care Center -- Concord Limited Partnership for the period from March 11, 1994 to December 31, 1994, appearing in Genesis Health Ventures, Inc.'s Current Report on Form 8-K/A dated April 5, 1996, and the financial statements of National Health Care Affiliates, Inc. and Related Entities for the year ended December 31, 1995, appearing in Genesis Health Venture, Inc.'s Current Report on Form 8-K dated May 3, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and other financial information are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   In addition, the Company's Common Stock, Debentures and Notes are listed on the New York Stock Exchange. The Company's reports, proxy statements and other information filed under the Exchange Act may also be inspected and copied at the offices of the New York Stock Exchange, 120 Broad Street, New York, New York 10005.

   This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in that Registration Statement, and reference is hereby made to that Registration Statement and the exhibits filed therewith for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   The following documents and portions of documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof: (i) the Annual Report on Form 10-K for the year ended September 30, 1995; (ii) the Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (iii) the Current Report on Form 8-K dated November 30, 1993, as amended; (iv) the Current Report on Form 8-K dated November 30, 1995, as amended; (v) the Current Report on Form 8-K dated April 21, 1996; and (vi) the Current Report on Form 8-K dated May 3, 1996.


   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

   The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to Genesis Health Ventures, Inc., 148 West State Street, Kennett Square, Pennsylvania 19348, Attention: Investor Relations, telephone (610) 444-6350.

                         INDEX TO FINANCIAL INFORMATION


                                                                                                          Page
                                                                                                          ----

Consolidated Financial Statements

Genesis Health Ventures, Inc. and Subsidiaries

Independent Auditors' Report  .......................................................................      F-3

Consolidated Balance Sheets as of September 30, 1994 and 1995  ......................................      F-4

Consolidated Statements of Operations for the years ended September 30, 1993, 1994 and 1995  ........      F-5

Consolidated Statements of Shareholders' Equity for the years ended September 30, 1993, 1994 and
  1995 ..............................................................................................      F-6

Consolidated Statements of Cash Flows for the years ended September 30, 1993, 1994 and 1995  ........      F-7

Notes to Consolidated Financial Statements  .........................................................      F-8

Unaudited Condensed Consolidated Balance Sheet as of December 31, 1995  .............................     F-18

Unaudited Condensed Consolidated Statements of Operations for the three months ended December 31,
  1994 and 1995 .....................................................................................     F-19

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended December 31,
  1994 and 1995 .....................................................................................     F-20

Notes to Condensed Unaudited Consolidated Financial Statements  .....................................     F-21

Pro Forma Condensed Consolidated Financial Information


Unaudited Pro Forma Condensed Consolidated Statements of Operation for the year ended September 30,
  1995 and the three months ended December 31, 1995 .................................................     F-22

Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 1995 .......................     F-29

                                      F-1

                     (THIS PAGE INTENTIONALLY LEFT BLANK)

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Genesis Health Ventures, Inc.:


   We have audited the accompanying consolidated balance sheets of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1994 and 1995, and the results of their operations, and their cash flows for each of the years in the three-year period ended September 30, 1995 in conformity with generally accepted accounting principles.


   As discussed in Note 8 to the consolidated financial statements, Genesis Health Ventures, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1994.


                                                  KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
November 29, 1995, except for Note 2
which is as of November 30, 1995, and
Note 13 which is as of March 29, 1996

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                                       September 30,     September 30,
                                                            1994              1995
                                                       -------------     -------------
Assets
Current assets:
     Cash and equivalents  ........................    $  3,817,425      $ 10,387,506
     Accounts receivable, net of allowance for
        doubtful accounts of $4,553,364 in 1994 and
        $6,178,673 in 1995 ........................      72,920,814       101,123,573
     Other receivables  ...........................      22,107,924        36,739,637
     Cost report receivables  .....................      12,035,953        26,270,819
     Inventory  ...................................       6,231,118         9,600,551
     Prepaid expenses and other current assets  ...       3,038,699         6,934,725
                                                      -------------     -------------
       Total current assets  ......................     120,151,933       191,056,811
                                                      -------------     -------------
Property, plant and equipment, net  ...............     243,549,782       243,660,567
Funds held by trustee  ............................       1,121,000         1,121,000
Contract rights, net  .............................       3,105,325         2,217,522
Other long-term assets  ...........................      41,851,014        49,603,457
Goodwill, net  ....................................     101,919,173       112,729,811
                                                      -------------     -------------
    Total assets  .................................    $511,698,227      $600,389,168
                                                      =============     =============

Liabilities and Shareholders' Equity
Current liabilities:

     Accounts payable  ............................    $ 10,709,815      $ 19,401,254
     Accrued expenses  ............................      14,251,912        13,951,011
     Current installments of long-term debt  ......       9,942,806         2,538,675
     Accrued compensation  ........................      14,589,921        13,656,490
     Interest  ....................................       3,321,236         5,513,003
     Income taxes payable  ........................         481,805         1,882,594
                                                      -------------     -------------
       Total current liabilities  .................      53,297,495        56,943,027
                                                      -------------     -------------
Long-term debt  ...................................     250,806,778       308,052,441
Deferred income taxes  ............................       9,268,272         8,698,272
Deferred gain and other long-term liabilities  ....       2,859,522         5,147,891
Shareholders' equity:
     Common stock, par $.02, authorized 60,000,000
        shares; issued and outstanding 21,829,365
        and 21,773,125 at September 30, 1994;
        22,081,267 and 22,035,666 at September 30,
        1995 ......................................         291,057           294,460
     Additional paid-in capital  ..................     153,573,281       155,927,049
     Retained earnings  ...........................      41,961,608        65,569,282
     Treasury stock, at cost  .....................        (359,786)         (243,254)
                                                      -------------     -------------
     Total shareholders' equity  ..................     195,466,160       221,547,537
                                                      -------------     -------------
     Total liabilities and shareholders' equity  ..    $511,698,227      $600,389,168
                                                      =============     =============

          See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                Year ended September 30,
                                    -------------------------------------------------
                                         1993             1994             1995
                                    --------------   --------------    --------------
Net revenues:
     Basic healthcare services  .    $133,370,007     $240,263,861     $278,120,711
     Specialty medical services        75,226,895      125,717,823      180,326,730
     Management services and
        other ...................      11,212,275       22,634,576       27,945,341
                                    -------------    -------------    -------------
       Total net revenues  ......     219,809,177      388,616,260      486,392,782
                                    -------------    -------------    -------------
Operating expenses:
     Salaries, wages, and
        benefits ................     112,293,001      192,533,861      237,610,082
     Other operating expenses  ..      61,791,025      109,059,421      137,944,784
     General corporate expense  .       7,595,972       17,649,907       17,584,487
Depreciation and amortization  ..       7,157,110       14,982,173       18,792,823
Lease expense  ..................       7,026,491       11,376,029       13,798,412
Interest expense, net  ..........       5,042,254       15,305,139       20,366,456
                                    -------------    -------------    -------------
     Earnings before income
        taxes, extraordinary
        items and cumulative
        effect of a change in
        accounting principle ....      18,903,324       27,709,730       40,295,738
Income taxes  ...................       6,994,230       10,018,535       14,764,941
                                    -------------    -------------    -------------
     Earnings before
        extraordinary items and
        cumulative effect of a
        change in accounting
        principle ...............      11,909,094       17,691,195       25,530,797
Extraordinary items, net of tax                --         (552,585)      (1,923,123)
Cumulative effect of a change in
   accounting principle .........              --          534,659               --
                                    -------------    -------------    -------------
    Net income  .................    $ 11,909,094     $ 17,673,269     $ 23,607,674
                                    =============    =============    =============
Per common share data:
Primary:

     Earnings before
        extraordinary items and
        cumulative effect of a
        change in accounting
        principle ...............    $       0.67     $       0.89     $       1.13
     Net income  ................    $       0.67     $       0.89     $       1.05
     Weighted average shares of
        common stock and
        equivalents .............      17,800,200       19,930,828       22,587,035
                                    -------------    -------------     ------------
Fully diluted:
     Earnings before
        extraordinary items and
        cumulative effect of a
        change in accounting
        principle ...............    $       0.67     $       0.84     $       1.03
     Net income  ................    $       0.67     $       0.84     $       0.97
     Weighted average shares of
        common stock and
        equivalents .............      17,928,522       24,819,711       28,452,436
                                    -------------    -------------    -------------


         See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           Additional
                              Common        Paid-in          Retained       Treasury
                              Stock         Capital          Earnings         Stock           Total
                            ----------   --------------    -------------   ------------   -------------
Balance at September 30,
  1992 ..................    $206,389     $ 70,576,932     $12,379,245      $(459,786)    $ 82,702,780
Issuance of additional
  common stock net of
  issuance costs ........      38,700       30,051,359              --             --       30,090,059
Exercise of common stock
  options and issuance of
  stock bonus awards ....       1,856          644,356              --             --          646,212
1993 net earnings  ......          --               --      11,909,094             --       11,909,094
                            ---------    -------------     -----------     ----------     ------------
Balance at September 30,
  1993 ..................     246,945      101,272,647      24,288,339       (459,786)     125,348,145
                            =========    =============     ===========     ==========     ============
Issuance of additional
  common stock, net of
  issuance costs ........      42,926       51,572,278              --             --       51,615,204
Issuance of shares from
  Treasury ..............          --               --              --        100,000          100,000
Exercise of common stock
  options ...............       1,186          728,356              --             --          729,542
1994 net earnings  ......          --               --      17,673,269             --       17,673,269
                            ---------    -------------     -----------     ----------     ------------
Balance at September 30,
  1994 ..................     291,057      153,573,281      41,961,608       (359,786)     195,466,160
                            =========    =============     ===========     ==========     ============
Issuance of additional
  common stock ..........         486          620,860              --             --          621,346
Issuance of shares from
  Treasury ..............          --               --              --        116,532          116,532
Exercise of common stock
  options and issuance of
  stock bonus awards ....       2,917        1,732,908              --             --        1,735,825
1995 net earnings  ......          --               --      23,607,674             --       23,607,674
                            ---------    -------------     -----------     ----------     ------------
Balance at September 30,
  1995 ..................    $294,460     $155,927,049     $65,569,282      $(243,254)    $221,547,537
                            =========    =============     ===========     ==========     ============

         See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Year ended September 30,
                                                         ---------------------------------------------------
                                                              1993             1994               1995
                                                         --------------   ---------------    ---------------
Cash flows from operating activities:
   Net income ........................................    $ 11,909,094     $  17,673,269     $  23,607,674
   Adjustments to reconcile net income to net cash
     provided by operating activities:  ..............
     Charges (credits) included in operations not
        requiring funds: .............................
        Provision for deferred taxes .................       2,671,000         4,483,022        (1,270,000)
        Depreciation and amortization ................       7,157,110        14,982,173        18,792,823
        Amortization of deferred gain ................        (319,073)         (319,000)         (460,000)
        Extraordinary loss ...........................              --           552,585         1,923,123
        Cumulative effect of a change in accounting
          principle  .................................              --          (534,659)               --
     Changes in assets and liabilities excluding
        effects of acquisitions and dispositions: ....
        Increase in accounts receivable ..............      (7,633,812)      (15,485,474)      (25,563,759)
        Increase in cost report receivables ..........      (2,269,892)       (1,769,744)      (15,064,866)
        Increase in inventory ........................        (680,965)         (936,575)       (3,176,433)
        Increase in prepaid expenses and other current
          assets  ....................................      (2,416,862)       (6,705,392)         (420,516)
        Increase (decrease) in accounts payable and
          accrued expenses  ..........................        (673,355)        4,418,452         7,235,133
        Increase in accrued compensation and interest          159,806         4,558,311         1,258,336
        Increase (decrease) in income taxes payable ..        (986,268)         (353,955)          871,443
                                                         -------------    --------------     -------------
Total adjustments  ...................................      (4,992,311)        2,889,744       (15,874,716)
                                                         -------------    --------------     -------------
        Net cash provided by operating activities ....       6,916,783        20,563,013         7,732,958
                                                         -------------    --------------     -------------
Cash flows from investing activities:
   Capital expenditures ..............................     (23,151,427)      (18,784,116)      (24,718,616)
   Cash paid net -- acquisitions .....................        (579,000)     (214,306,437)       (8,194,000)
   Other long-term asset additions ...................     (11,874,540)       (9,224,541)      (13,130,338)
   (Increase) decrease in funds held by trustee ......         710,913           (48,781)           25,777
                                                         -------------    --------------     -------------
     Net cash used in investing activities  ..........     (34,894,054)     (242,363,875)      (46,017,177)
                                                         -------------    --------------     -------------
Cash flows from financing activities:
   Net borrowings (repayments) under working capital
     revolving credit  ...............................      34,644,287       (10,200,000)       30,100,000
   Repayment of long-term debt .......................     (92,068,067)      (26,059,621)     (102,450,468)
   Proceeds from issuance of long-term debt ..........      60,828,534       125,000,000       119,700,000
   Proceeds from issuance of convertible debentures ..              --        86,250,000                --
   Proceeds from issuance of common stock ............      30,505,275        52,047,896           100,000
   Stock issuance costs ..............................        (415,216)         (432,692)               --
   Common stock options exercised ....................         576,588           522,542         1,735,825
   Debt issuance costs ...............................      (3,433,526)       (5,050,930)       (4,331,057)
                                                         -------------    --------------     -------------
     Net cash provided by financing activities  ......      30,637,875       222,077,195        44,854,300
                                                         -------------    --------------     -------------
Net increase in cash and equivalents  ................       2,660,604           276,333         6,570,081
Cash and equivalents:
   Beginning of year .................................         880,488         3,541,092         3,817,425
   End of year .......................................    $  3,541,092     $   3,817,425     $  10,387,506
                                                         =============    ==============     =============
Supplemental disclosure of cash flow information:
   Interest paid .....................................    $  5,455,423     $  12,085,369     $  18,174,689
   Income taxes paid .................................    $  5,310,100     $   5,159,000     $  13,037,150
                                                         =============    ==============     =============

         See accompanying notes to consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of Genesis Health Ventures, Inc. (the Company) and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The Company provides a broad range of healthcare services to the geriatric population, principally within five geographic markets in the eastern United States. These services include basic healthcare services traditionally provided in geriatric care facilities; specialty medical services, such as rehabilitation therapy, institutional pharmacy and medical supply services and subacute care; and management services to independent geriatric care providers.

  PROPERTY, PLANT AND EQUIPMENT

   Land, land improvements, buildings, and equipment are stated at cost. Subsequent additions are recorded at cost. Depreciation of land improvements, buildings and equipment is calculated on the straight-line method over their estimated useful lives that range from three years to 35 years.

   Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations. Costs of additions and betterments are capitalized. Interest costs associated with construction or renovation are capitalized in the period in which they are incurred.

  INVENTORIES

   Inventories of drugs and supplies are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out (FIFO) method.

  CONTRACTUAL ADJUSTMENTS

   Patient revenues are recorded based on standard charges applicable to all patients. Under Medicare, Medicaid, and other cost-based reimbursement programs, each facility is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. The differences between established billing rates and the amounts reimbursable by the programs and patient payments are recorded as contractual adjustments and deducted from revenues.

   Retroactively calculated third-party contractual adjustments are accrued on an estimated basis in the period the related services are rendered. Revisions to estimated contractual adjustments are recorded based upon audits by third-party payors, as well as other communications with third-party payors such as desk reviews, regulation changes and policy statements. These revisions are made in the year such amounts are determined.

  INVESTMENTS

   Investments are carried at cost, which approximates fair value, and interest income is recognized as earned.

  DEFERRED FINANCING COSTS

   Financing costs have been deferred and are being amortized on a straight-line basis over the term of the related debt. Net deferred financing costs included in other long term assets were $8,123,000 and $9,425,000 at September 30, 1994 and 1995, respectively.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

  CONTRACT RIGHTS


   Contract rights represent the value assigned to a management contract obtained in conjunction with the Company's acquisition of Genesis Management Resources, Inc. (formerly, Total Care Systems, Inc.). The contract is with a company that owns life care communities and provides for a management fee in exchange for management, marketing and development services provided to the communities. The Company obtained an independent appraisal with respect to the assigned value of the contract rights. Contract rights are being amortized over ninety-four months which represents the term of the related contract.


  GOODWILL

   Goodwill represents the excess of the purchase price over the fair market value of net assets acquired and is amortized on a straight-line basis from ten to forty years. Accumulated amortization at September 30, 1994 and 1995 was $3,300,000 and $6,200,000, respectively. Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of goodwill may not be recoverable. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance can be recovered through projected undiscounted future cash flows.

  INCOME TAXES

   Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109) was adopted by the Company in 1994. Statement 109 required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   Provision is made for deferred income taxes applicable to temporary differences between financial statement and taxable income.

  EARNINGS PER SHARE

   Primary earnings per share is based on the average number of shares of common stock outstanding during the period and the dilutive effect of stock options and other common stock equivalents. Fully diluted earnings per share reflect the conversion of the Convertible Senior Subordinated Debentures as if such conversion had occurred on the date of issuance and the related interest expense had not been incurred.

  CASH EQUIVALENTS

   Short-term investments which have a maturity of ninety days or less at acquisition are considered cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of financial instruments is determined by reference to various market data and other valuation considerations. The fair value of financial instruments approximates their recorded values.

  NEW ACCOUNTING PRONOUNCEMENTS

   In March, 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement 121). Statement 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES to be disposed of. The Company is required to adopt Statement 121 for the year ending September 30, 1997. The Company has not yet quantified the impact, if any, of the adoption of Statement 121 may have on its consolidated financial statements.

   In October, 1995, the FASB issued Statement 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 allows companies the option to retain the current accounting approach for recognizing stock-based expense in the financial statements or to adopt a new accounting method based on the estimated fair value of employee stock options. Companies that do not follow the new fair value based method will be required to provide expanded disclosures in the footnotes. The Company is required to adopt Statement 123 for the year ending September 30, 1997. The Company expects to continue applying its current accounting approach and upon adoption will present the required footnote disclosures.

(2) ACQUISITIONS/DISPOSITIONS

   On November 30, 1995, subsequent to fiscal year end, the Company acquired McKerley Health Care Centers, Inc. and related entities (collectively, "McKerley") for total consideration of approximately $68,700,000. The transaction also provides for up to an additional $6,000,000 of contingent consideration payable upon the achievement of certain financial objectives through October 1997. McKerley owns or leases 15 geriatric care facilities in New Hampshire and Vermont with a total of 1,535 beds and operates a home healthcare company. The acquisition was financed with long-term debt.

   On September 30, 1995, the Company sold, subject to a three year management contract, five facilities totaling 606 beds to the AGE Institute of Massachusetts ("AIMASS") for $19,570,000.

   On June 1, 1995, the Company acquired Eastern Medical Supplies, Inc. and its affiliate Eastern Rehab Services, Inc. (collectively, "Eastern Medical") for approximately $2,000,000. Eastern Medical sells and leases home medical equipment, respiratory products and services and rehabilitation equipment to patients at home throughout Maryland.

   On April 1, 1995, the Company acquired TherapyCare Systems, L.P. ("TherapyCare") for approximately $7,000,000. TherapyCare provides physical therapy, occupational therapy and speech therapy to 73 long-term care facilities throughout Pennsylvania.

   On March 1, 1995, a joint venture in which the Company is a 55% partner acquired Delta Drug, Inc. ("Delta Drug") for approximately $1,700,000. Delta Drug, an institutional pharmacy company located in Providence, Rhode Island, serves over 2,000 long-term care beds.

   On November 30, 1993, the Company acquired substantially all of the assets of Meridian, Inc., Meridian Healthcare, Inc. and their affiliated entities (Meridian). The purchase price was approximately $205,000,000, which included approximately $70,000,000 of debt paid prior to the consummation of the transaction. The transaction (Meridian Transaction) was financed with approximately $84,000,000 in proceeds from an offering of 6% Convertible Senior Subordinated Debentures issued in November 1993 and a bank credit facility. Meridian operated 36 geriatric care facilities and provided specialty medical and management services in six geographic markets in the United States. The Company allocated $121,000,000 of the excess purchase price to tangible assets and recorded approximately $84,000,000 in goodwill as a result of this transaction.

   The following unaudited pro forma statement of operations information gives effect to the Meridian Transaction described above as though it had occurred on October 1, 1992, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, increased interest expense on debt related to the acquisition and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition occurred on October 1, 1992.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES


                                                                            Year Ended
                                                                           September 30,
                                                                -----------------------------------
                                                                       1993            1994
                                                                ---------------   -----------------
                                                                (In thousands except per share data)
Pro Forma Statement of Operations Information:
Total net revenues ........................................          $364,266        $416,819
Income before extraordinary items and cumulative effect
  of an accounting change  ................................            14,013          18,143
Net income ................................................            14,013          18,125
Primary earnings per share before extraordinary items and
  cumulative effect of an accounting change  ...............             0.78            0.91
Fully diluted earnings per share before extraordinary items
  and cumulative effect of an accounting change  ...........             0.73            0.85

(3) PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment at September 30, 1994 and 1995 consist of the following:
                                              September 30,
                                     -------------------------------
                                           1994            1995
                                      -------------    ------------
Land  .............................    $ 18,357,703    $ 17,606,305
Land improvements  ................       2,849,424       3,193,296
Buildings  ........................     222,355,216     219,636,621
Equipment  ........................      39,966,560      46,196,213
Construction in progress  .........       3,061,394       8,136,354
                                      -------------    ------------
                                        286,590,297     294,768,789
Less accumulated depreciation  ....      43,040,515      51,108,222
                                      -------------    ------------
Net property, plant and equipment      $243,549,782    $243,660,567
                                      =============    ============
(4) LONG-TERM DEBT

   Long-term debt at September 30, 1994 and 1995 was as follows:

                                                                        September 30,
                                                               -------------------------------
                                                                   1994             1995
                                                               --------------   --------------
Secured--due 1996 to 2014; 7.88% to 12.00% (weighted
  average interest rate 1994--6.8%; 1995--8.22%) ...........    $172,958,506     $101,138,191
Unsecured--due 1996 to 2008; 5.5% to 11.00% (weighted
  average interest rate 1994--8.3%; 1995-- 9.6%) ...........       1,572,492      123,523,700
Convertible Senior Subordinated Debentures due 2003--6%  ...      86,250,000       86,250,000
                                                               -------------    -------------
                                                                 260,780,998      310,911,891
Less:
     Debt discount, net of amortization  ...................          31,414          320,775
     Current installments and short-term borrowings  .......       9,942,806        2,538,675
                                                               -------------    -------------
                                                                $250,806,778     $308,052,441
                                                               =============    =============

   At September 30, 1995, the Company has approximately $66,500,000 of floating rate debt based on prime or LIBOR with a weighted average interest rate of 7.19%. At September 30, 1995, the Company has $244,411,891 of fixed rate debt with a weighted average interest rate of 8.3%.

   On or after November 30, 1996, the Company may redeem the 6% Convertible Senior Subordinated Debentures (the Debentures) in whole or in part at a redemption price initially equal to 104.2% of the principal amount and decreasing annually thereafter. The Debentures are convertible into Common Stock at the option of the holder at anytime prior to maturity unless previously redeemed at a conversion price of $15.104 per share.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

   In connection with financing the Meridian Transaction, the Company obtained a $200,000,000 bank facility to replace the then existing $65,000,000 term loan/revolving credit facility. The agreement provided for a $125,000,000 term loan and a $75,000,000 revolving credit facility which bore interest at the prime rate plus 1.5% or LIBOR plus 2.5%.

   In September 1995, the Company amended and restructured its bank credit facility to provide for a $200,000,000 revolving credit facility and a $100,000,000 acquisition credit facility. Both credit facilities bear interest at a floating rate equal, at the Company's option, to the prime rate or LIBOR plus 1.25%. Amounts outstanding under the credit facilities in September 1998 convert to a term loan that provides for equal annual amortization payable quarterly. At September 30, 1995, $66,500,000 was outstanding under the revolving credit facility. The credit facilities are secured by the stock of the Company's subsidiaries and first priority liens on the Company's accounts receivable, inventory and all other personal property.

   In June 1995, the Company completed an offering of $120,000,000 of 9 3/4 % Senior Subordinated Notes due 2005 (the Notes). Interest is payable on the Notes on June 15 and December 15 of each year commencing December 15, 1995. The Notes are redeemable at the option of the Company in whole or in part, at any time, on or after June 15, 2000 at a redemption price initially equal to 104.05% of the principal amount and decreasing annually thereafter. The Company used the net proceeds from the Notes offering to repay a portion of the bank credit facility.

   At September 30, 1995, sinking fund requirements and installments of long-term debt are as follows:

       Year ending         Principal
       September 30,         Amount
       -------------      ------------
       1996  ..........   $  2,538,675
       1997  ..........      2,291,318
       1998  ..........      3,015,885
       1999  ..........     18,863,477
       2000  ..........     18,771,255
       Thereafter  ....   $265,431,281

   In November 1995, the Company entered into two separate interest rate swap agreements with two financial institutions. The first agreement is for a term of five years and a notional amount of $15,000,000 whereby the Company will make quarterly payments at a fixed rate of 5.86% and receive quarterly payments at a floating rate based on three month LIBOR (5.97% at September 30, 1995). The second agreement is for a term of three years and a notional amount of $5,000,000 whereby the Company will make quarterly payments based on a fixed rate of 5.66% and receive quarterly payments at a floating rate based on three month LIBOR

   In November 1995, the Company entered into an interest rate collar agreement for five years for a notional amount of $10,000,000. The agreement requires the Company to receive payments when three month LIBOR rate exceeds 6.25% and make payments when the three month LIBOR rate falls below 5.05%.


   Interest of $405,118 in 1994 and $457,000 in 1995 was capitalized in connection with facility renovations.

   During 1994 and 1995, the Company recorded an extraordinary loss, net of tax, of $552,585 and $1,923,123, related to the early retirement of debt.


   The Company is restricted from declaring any dividends or authorizing any other distribution on account of ownership of its capital stock unless certain conditions are met.

(5) LEASES AND LEASE COMMITMENTS

   The Company leases certain facilities and equipment under operating leases. Future minimum payments for the next five years under operating leases at September 30, 1995 were as follows:

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

          Year ending          Minimum
          September 30,        payments
          -------------     -------------
          1996  ..........    $14,835,340
          1997  ..........     14,298,366
          1998  ..........     11,083,307
          1999  ..........     10,568,196
          2000  ..........      8,504,859

   In connection with the Meridian Transaction, the Company entered into agreements to lease seven geriatric care facilities for ten years, including a purchase option, that will continue to be owned by certain of Meridian's former shareholders. The annual lease payment is $6,000,000. If the Company exercised its option to purchase the leased facilities, the price at the end of the lease term would be $59,000,000.

(6) PATIENT SERVICE REVENUE

   The distribution of net patient service revenue by class of payor for the years ended September 30, 1993, 1994 and 1995 was as follows:

                                     Year ended September 30,
                         ------------------------------------------------
Class of payor                1993             1994             1995
                         -------------   --------------    --------------
Private pay and other     $ 87,122,847     $148,945,566     $175,205,592
Medicaid  ............      92,885,512      156,893,671      185,611,801
Medicare  ............      28,588,543       60,142,447       97,630,048
                         -------------    -------------     ------------
                          $208,596,902     $365,981,684     $458,447,441
                         =============    =============     ============

   The above revenue amounts are net of third-party contractual allowances of $46,170,589, $81,544,600 and $98,494,511 in 1993, 1994 and 1995,
respectively.

   The Company has recorded cost report receivables from third-party payors (i.e., Medicare and Medicaid) of approximately $12,036,000 and $26,271,000 at September 30, 1994 and 1995, respectively. These amounts at September 30, 1995 are due primarily from Massachusetts ($6,900,000), Pennsylvania ($3,600,000) and Medicare ($15,600,000) for the 1987 through 1995 cost reporting periods.

(7) RELATED PARTY TRANSACTIONS

   During 1987, certain directors and officers of the Company formed a partnership, Salisbury Medical Office Building General Partnership ("SMOB"), and purchased a building, a pharmacy and a medical center located in Salisbury, Maryland. The Company has entered into annual lease agreements with SMOB to lease the building. In Fiscal 1989, the Company entered into a five-year lease agreement to finance approximately $1,100,000 of equipment from SMOB. In accordance with the equipment lease agreement, the Company purchased the equipment at fair market value. The total lease payments and equipment purchase payments to SMOB for Fiscal 1993, 1994 and 1995 were $382,000, $420,000 and $198,000, respectively.

   In August 1993, the Company guaranteed a loan in the amount of $1,000,000 to Samuel H. Howard which amount was invested by Mr. Howard in Phoenix Healthcare Corporation. The guarantee is secured by a pledge of Mr. Howard's stock in Phoenix Healthcare Corporation. In return for such guarantee the Company received an option to purchase up to 25% of the stock of Phoenix Healthcare Corporation at a price of $.25 per share, subject to Mr. Howard's right to purchase the option for $1,000,000 upon release of the guarantee.

   In September 1994, Mr. Howard exercised his right to purchase the option for $1,000,000. The Company received as consideration $150,000 in cash and an $850,000 note bearing interest at 12% from Mr. Howard. At September 30, 1995, the balance of the note was $718,000 which was repaid in full subsequent to year end. Samuel H. Howard, a director of the Company, is the principal shareholder of Phoenix Healthcare Corporation.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

(8) INCOME TAXES

   As discussed in Note 1, the Company adopted Statement 109 as of October 1, 1993. The cumulative effect of this change in accounting for income taxes of $534,659 is determined as of October 1, 1993 and is reported separately in the consolidated statement of operations for the year ended September 30, 1994. As a result of applying Statement 109, earnings before income taxes for the years ended September 30, 1995 and 1994 were decreased $390,000 due to the effects of adjustments for prior purchase business combinations. Prior years financial statements have not been restated to apply the provisions of Statement 109.

   The Company has provided no valuation allowance for deferred tax assets. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

   Total income tax expense for the years ended September 30, 1994 and 1995 was allocated as follows:

                                          Year ended September 30,
                                        ------------------------------
                                             1994            1995
                                        -------------   -------------
   Income from continuing operations     $10,018,536      $14,764,941
   Extraordinary item  ..............       (324,534)      (1,129,452)
                                        ------------     ------------
   Total  ..........................     $ 9,694,001      $13,635,489
                                        ============     ============

   The components of the provision for income taxes for the years ended September 30, 1993, 1994 and 1995 were as follows:

                          Year ended September 30,
               ---------------------------------------------
                   1993            1994            1995
               ------------   -------------    -------------
Current:
 Federal  ..    $3,859,230     $ 4,768,513     $13,483,941
 State  ....       464,000         767,000       2,551,000
               -----------    ------------     -----------
                 4,323,230       5,535,513      16,034,941
               -----------    ------------     -----------
Deferred:
 Federal  ..     2,603,000       3,973,022        (650,000)
 State  ....        68,000         510,000        (620,000)
               -----------    ------------     -----------
                 2,671,000       4,483,022      (1,270,000)
               -----------    ------------     -----------
Total  .....    $6,994,230     $10,018,535     $14,764,941
               ===========    ============     ===========

   Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34.75% for 1993 and 35% for 1994 and 1995 to net income before income taxes and extraordinary items as a result of the following:


                                                                     Year ended September 30,
                                                           ---------------------------------------------
                                                               1993            1994            1995
                                                           ------------   -------------    -------------
Computed "expected" tax expense  .......................    $6,568,905     $ 9,698,246     $14,103,508
   Increase (reduction) in income taxes resulting from:
     State and local income taxes, net of federal tax
        benefit ........................................       348,000         830,000       1,255,000
   Amortization of goodwill ............................       260,000         154,000         197,000
   Targeted jobs credits ...............................      (128,000)       (600,000)       (528,000)
   Other, net ..........................................       (54,675)        (63,711)       (262,567)
                                                           -----------    ------------     -----------
Total income tax expense  ..............................    $6,994,230     $10,018,535     $14,764,941
                                                           ===========    ============     ===========

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

   The sources of the differences between consolidated earnings for financial statement purposes and tax purposes and the tax effects are as follows:

                                                                      Year ended September 30,
                                                            ----------------------------------------------
                                                                1993            1994             1995
                                                            ------------   -------------    --------------
Excess tax depreciation expense versus book depreciation     $  311,000     $ 1,007,000      $ 1,064,000
Excess tax gain versus book gain  .......................            --        (302,000)      (2,879,000)
Accounts receivable allowance for doubtful accounts  ....            --        (312,000)        (221,000)
Amortization of deferred gain on sale and leaseback  ....       125,000         128,000          103,000
Targeted jobs credit carryforward  ......................      (128,000)        446,000               --
Accrued liabilities and reserves  .......................       (58,000)     (1,401,000)        (280,000)
Goodwill  ...............................................            --       3,790,000          920,000
Alternative minimum tax credit  .........................     2,421,000       1,192,000               --
Other  ..................................................            --         (64,978)          23,000
                                                            -----------    ------------     ------------
   Net deferred tax provision  ..........................    $2,671,000     $ 4,483,022      $(1,270,000)
                                                            ===========    ============     ============

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1994 and 1995 are presented below:
                                             1994             1995
                                        --------------   --------------
    Deferred Tax Assets
       Accounts receivable ..........    $    970,000     $ 1,303,000
       Accrued compensation .........         220,000         532,000
       Amortization of deferred gain          440,000         297,000
       Goodwill .....................       4,995,000       4,075,000
       Accrued liabilities and
         reserves  ..................         961,000          24,000
       Other, net ...................         109,000              --
                                        -------------    ------------
    Net deferred tax assets  ........       7,695,000       6,231,000
                                        -------------    ------------
    Deferred Tax Liabilities
       Goodwill and Contract Rights .      (7,061,000)     (6,590,000)
       Depreciation .................      (9,770,000)     (8,272,000)
       Other, net ...................        (132,000)        (67,000)
                                        -------------    ------------
    Total deferred tax liability  ...     (16,963,000)     14,929,000
                                        -------------    ------------
    Net deferred liability  .........    $ (9,268,000)    $(8,698,000)
                                        =============    ============

(9) STOCK OPTION PLANS

   The Company has two stock option plans (the "Employee Plan" and the "Directors Plan"). Under the Employee Plan, 2,000,000 shares of Common Stock were reserved for issuance to employees including officers and directors. Generally, the options granted in the Employee Plan become exercisable over a 5 year period and expire 10 years from the date of grant. All options granted under the Employee Plan have been at the fair market value of the common stock on the date of grant.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES


                                   Option Price                                     Available
                                    per Share       Outstanding     Exercisable     for Grant
                                  --------------   -------------    -------------   ---------
Balance at September 30, 1993      $2.22-$13.33      1,164,033         514,429        161,517
                                  -------------    -----------      ----------      ---------
Authorized  ...................              --             --              --        450,000
Granted  ......................     13.17-17.00        691,500              --       (691,500)
Became Exercisable  ...........              --             --         305,156             --
Exercised  ....................      4.45-10.50        (88,980)        (88,980)            --
Cancelled  ....................              --       (156,450)             --        156,450
                                  -------------    -----------      ----------      ---------
Balance at September 30, 1994        2.22-17.00      1,610,103         730,605         76,467
                                  -------------    -----------      ----------      ---------
Authorized  ...................              --             --              --      1,050,000
Granted  ......................     19.67-20.25        740,625              --       (740,625)
Became Exercisable  ...........              --             --         400,692             --
Exercised  ....................      5.33-16.83       (204,585)       (204,585)            --
Cancelled  ....................              --        (51,975)             --         51,975
                                  -------------    -----------      ----------      ---------
Balance at September 30, 1995      $2.22-$20.25      2,094,168         926,712        437,817
                                  =============    ===========      ==========      =========

(10) RETIREMENT PLAN

   The Company has a defined contribution plan covering all employees having 1,000 hours or more of service and one year of service in a plan year. Employees' contributions to the plan may be matched by the Company based on years of service. During the plan years ended December 31, 1993, 1994 and 1995, the Company accrued a match of 50% of employee contributions up to 3% of the employee's annual gross salary.

   Additionally, the Plan provides for discretionary employer contributions, based on profits of the Company, in the form of Company common stock and/or cash. The Company recorded retirement plan expense for the 401(k) match and the discretionary contribution of approximately $500,000, $959,000, and $1,128,000 for the years ended September 30, 1993, 1994, 1995, respectively.

   Certain employees of Meridian were eligible to participate in plans which qualified under Section 401(K) of the Internal Revenue Service Code. In accordance with the terms of the plans, employees elected to contribute a percentage of their respective annual compensation to the plans, subject to certain limitations. The Company was obligated to match 50% of each employee's contribution up to 3% of their respective annual compensation. Beginning January 1, 1995 one of these plans was merged into the Genesis Health Ventures, Inc. Retirement Plan.

(11) COMMITMENTS AND CONTINGENCIES

   In connection with certain management agreements, the Company has guaranteed $23,240,000 of indebtedness of others, has lent $12,881,000 at various interest rates ranging from 7% to 10% and has agreed to provide working capital advances totalling $21,909,500. At September 30, 1995, $15,713,800 was outstanding related to cash advances under these working capital arrangements.

   In August 1995, the Company entered into a software license agreement for clinical operating system. The total commitment under the license agreement is $12,000,000 of which the Company has paid $3,500,000. The license agreement provides for a refund of amounts paid in the event the software does not meet the acceptance requirements as defined in the license agreement. The Company has estimated the cost to install the system and related hardware, not including amounts paid for the software license, to be approximately $18,000,000 over the next four years.

   The Company is self-insured for a portion of its workers' compensation and health insurance exposures. The Company's maximum self-insured exposure is $500,000 per claim with certain maximum aggregate policy limits per claim year.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

   The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for guarantees, loan commitments and letters of credit is represented by the dollar amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments. The Company does not anticipate any material losses as a result of these commitments.

   Genesis is a party to litigation arising in the ordinary course of business. Genesis does not believe the results of such litigation, even if the outcome is unfavorable to the Company, would have a material adverse effect on its consolidated financial position or results of operations.

(12) QUARTERLY FINANCIAL DATA (UNAUDITED)

   The Company's unaudited quarterly financial information is as follows:

                                                                                    Fully-diluted
                                                       Earnings                      Earnings Per
                                                        before                       Share before
                                                      Cumulative                      Cumulative
                                                       Effect of                      Effect of
                                                      Accounting                      Accounting
                                                      Change and                      Change and       Fully-diluted
                                       Total Net     Extraordinary        Net       Extraordinary        Earnings
(In thousands, except per share data)  Revenues          Items         Earnings         Items            Per Share
- - - -------------------------------------  ---------     -------------     --------    ---------------    ---------------
Quarter ended:
December 31, 1994  ................    $111,553         $ 4,810         $ 4,810         $ .21              $.21
March 31, 1995  ...................     116,953           5,813           5,813           .24               .24
June 30, 1995  ....................     125,959           6,885           4,962           .28               .21
September 30, 1995  ...............     131,928           8,023           8,023           .31               .31
                                      ---------        --------        --------        ------             -----
                                       $486,393         $25,531         $23,608         $1.03              $.97
                                      ---------        --------        --------        ------             -----
Quarter ended:
December 31, 1993  ................    $ 71,913         $ 2,915         $ 3,055         $ .15              $.16
March 31, 1994  ...................      98,640           3,584           3,584           .19               .19
June 30, 1994  ....................     105,361           4,708           4,550           .23               .22
September 30, 1994  ...............     112,702           6,484           6,484           .27               .27
                                      ---------        --------        --------        ------             -----
                                       $388,616         $17,691         $17,673         $ .84              $.84
                                      =========        ========        ========        ======             =====

(13) SUBSEQUENT EVENT

   Effective March 29, 1996, the Company issued a three for two stock dividend on the Common Stock. Share and per share information in the accompanying consolidated financial statements has been adjusted accordingly.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                      September 30,     December 31,
                                                                          1995              1995
                                                                     ---------------   --------------
                                                                                         (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents .....................................      $ 10,387        $     6,883
   Accounts receivable, net of allowance for doubtful accounts of
     $5,958 at December 31, 1995 and $6,179 at September 30, 1995        101,124            113,224
   Cost report receivables .......................................        26,271             31,276
   Inventory .....................................................         9,601              9,491
   Other current assets ..........................................        43,674             28,407
                                                                       ---------        -----------
     Total current assets ........................................       191,057            189,281
                                                                       ---------        -----------
Property, plant and equipment  ...................................       294,769            347,196
Accumulated depreciation  ........................................       (51,108)           (54,602)
                                                                       ---------        -----------
                                                                         243,661            292,594
Goodwill and other intangibles, net  .............................       114,947            150,161
Other assets  ....................................................        50,724             51,890
                                                                       ---------        -----------
     TOTAL ASSETS  ...............................................      $600,389        $   683,926
                                                                       =========        ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued expenses .........................      $ 52,522        $    47,089
   Current installments of long-term debt ........................         2,539              2,482
   Income taxes payable ..........................................         1,882                688
                                                                       ---------        -----------
    Total current liabilities ....................................        56,943             50,259
                                                                       ---------        -----------
Long-term debt  ..................................................       308,052            358,882
Deferred income taxes  ...........................................         8,698              8,810
Deferred gain and other liabilities  .............................         5,149              5,685
Shareholders' Equity:
   Common stock, par value $.02, authorized 60,000,000 shares, issued and outstanding, 22,081,267 and 22,035,666 at
     September 30, 1995; 23,114,305 and 23,068,704 at December
     31, 1995  ...................................................           294                324
   Additional paid-in capital ....................................       155,927            188,782
   Retained earnings .............................................        65,569             71,427
                                                                       ---------        -----------
                                                                         221,790            260,533
Less treasury stock, at cost  ....................................          (243)              (243)
                                                                       ---------        -----------
     Total shareholders' equity  .................................       221,547            260,290
                                                                       ---------        -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  .................      $600,389        $   683,926
                                                                       =========        ===========

     See accompanying notes to condensed consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                               Three Months Ended
                                                                  December 31,
                                                               1994           1995
                                                           ------------   ------------
                                                                   (Unaudited)
Net revenues:
   Basic healthcare services ...........................   $     67,315   $    72,194
   Specialty medical services ..........................         38,676        53,190
   Management services and other .......................          5,562         7,394
                                                           ------------   -----------
     Total net revenues ................................        111,553       132,778
Operating expenses:
   Salaries, wages and benefits ........................         56,064        65,042
   Other operating expenses ............................         31,592        37,596
   General corporate expense ...........................          4,138         4,839
   Debenture conversion expense ........................             --         1,090
Depreciation and amortization  .........................          4,332         5,148
Lease expense  .........................................          3,322         3,793
Interest expense, net  .................................          4,577         6,040
                                                           ------------   -----------
 Earnings before income taxes  .........................          7,528         9,230
Income taxes  ..........................................          2,718         3,372
                                                           ------------   -----------
 Net income  ...........................................   $      4,810   $     5,858
                                                           ============   ===========
Per common share data:
Primary
   Earnings excluding Debenture conversion expense .....   $       0.21   $      0.27
   Debenture conversion expense ........................             --         (0.02)
   Net income ..........................................   $       0.21   $      0.25
   Weighted average shares of Common Stock and
     equivalents  ......................................     22,545,961    23,801,866
Fully diluted
   Earnings excluding Debenture conversion expense .....   $       0.21   $      0.26
   Debenture conversion expense ........................             --         (0.03)
   Net income ..........................................   $       0.21   $      0.23
   Weighted average shares of Common Stock and
     equivalents  ......................................     28,337,735    28,668,828

     See accompanying notes to condensed consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                          Three Months Ended
                                                                             December 31,
                                                                       -----------------------
                                                                          1994         1995
                                                                        ---------   ----------
                                                                              (Unaudited)
Cash flows from operating activities:
Net income  ......................................................... $     4,810    $  5,858
Adjustments to reconcile net income to net cash provided by
  operating activities:
Charges (credits) included in operations not requiring funds:
   Provision for deferred taxes .....................................         680         843
   Depreciation and amortization ....................................       4,332       5,148
   Amortization of deferred gain ....................................        (115)       (115)
   Debenture conversion expense .....................................          --       1,090
Changes in assets and liabilities excluding effects of acquisitions:
   Increase in accounts receivable ..................................      (3,712)     (7,062)
   Increase in cost report receivables ..............................      (2,602)     (5,005)
   Increase in inventory ............................................        (632)        632
   (Increase) decrease in other current assets ......................      (1,977)     15,916
   Increase (decrease) in accounts payable and accrued expenses .....         155     (12,938)
   Increase in income taxes payable .................................       1,242      (1,230)
                                                                        ---------   ----------
   Total adjustments ................................................      (2,629)     (2,721)
                                                                        ---------   ----------
   Net cash provided by operating activities ........................       2,181       3,137
Cash flows from investing activities:
   Capital expenditures .............................................      (3,767)     (7,979)
   Cash paid net -- acquisitions ....................................                 (70,034)
   Deferred and other long-term asset additions, net ................      (3,536)     (2,845)
   Increase in trustee-held funds ...................................        (287)        (50)
                                                                        ---------   ----------
   Net cash used in investing activities ............................      (7,590)    (80,908)
                                                                        ---------   ----------
Cash flows from financing activities:
   Net borrowings (repayments) under bank credit facility ...........       7,200      75,300
   Repayment of long-term debt ......................................        (389)       (104)
   Debenture conversion expense .....................................          --      (1,090)
   Proceeds from exercise of common stock options ...................          14         161
                                                                        ---------   ----------
Net cash provided by financing activities  ..........................       6,825      74,267
                                                                        ---------   ----------
Net increase (decrease) in cash and cash equivalents  ...............       1,416      (3,504)
                                                                        ---------   ----------
Cash and cash equivalents:
   Beginning of the period ..........................................       3,817      10,387
                                                                        ---------   ----------
   End of the period ................................................ $     5,233    $  6,883
                                                                        =========   ==========
Supplemental disclosure of cash flow information:
   Interest paid .................................................... $     5,787    $  8,095
                                                                        =========   ==========
   Income taxes paid ................................................ $       967    $  4,553
                                                                        =========   ==========

    See accompanying notes to condensed consolidated financial statements.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. General

   The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual report for the fiscal year ended September 30, 1995. The information furnished is unaudited but reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial information for the periods shown. Such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of results expected for the full year.

2. Earnings Per Share

   Primary and fully-diluted earnings per share are based on the weighted average number of common shares outstanding and the dilutive effect of stock options, convertible debentures and other common stock equivalents.

3. McKerley Acquisition Pro Forma Financial Information

   On November 30, 1995, the Company acquired all of the issued and outstanding stock and partnership interests of McKerley Health Care Centers, Inc., McKerley Health Care Center -- Concord. Inc., McKerley Health Facilities and McKerley Health Care Center -- Concord, L.P. (collectively, the "McKerley Entities"). The Company acquired the outstanding stock and partnership interests of the McKerley Entities for approximately $68.7 million, including assumed debt and after giving effect to the funds placed in escrow by the principals as described below. An additional $6.0 million of purchase price is payable if certain financial objectives are achieved through October 1997. The transaction was financed with borrowings under the Company's bank credit facility.

   Pursuant to certain agreements executed on November 30, 1995, the Company directly or through one or more subsidiaries, agreed to provide certain services to the principals during the period ending November 30, 1998, and the principals agreed to make certain lease payments on behalf of the Company with respect to certain lease obligations of the McKerley Entities. As security for the principals' or their affiliates' obligation to make the required payments as they become due, the principals placed approximately $6.5 million in an account with a third party escrow agent.

   The following unaudited pro forma statement of operations information gives effect to the McKerley acquisition described above as though it had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, increased interest expense on debt related to the acquisition and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition occurred at the beginning of the periods presented.

                                                 (In thousands, except per
                                                        share data)
                                                    Three Months Ended
                                                       December 31,
                                                 -------------------------
                                                     1994          1995
                                                 -----------    ----------
Pro Forma Statement of Operations Information:

          Total net revenues  .................    $125,588     $142,653
          Net income  .........................       4,989        6,138
          Primary earnings per share  .........    $   0.22     $   0.25
          Fully-diluted earnings per share  ...    $   0.21     $   0.24

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
          PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

   The following unaudited pro forma condensed consolidated statement of operations gives effect to (i) the McKerley Transaction (ii) the NeighborCare Transaction (iii) the National Health Transactions, and (iv) the Offering and the application of the estimated net proceeds as described under "Use of Proceeds" as if each had occurred at the beginning of the periods presented.

   The pro forma condensed statements of operations are based upon assumptions and include adjustments as described in the notes below. The pro forma information should be read in conjunction with the Company's historical consolidated financial statements. McKerley's historical combined financial statements and National Health's historical combined financial statements included or incorporated by reference herein. The historical combined financial statements of McKerley for the year ended November 30, 1995 and for the three months ended December 31, 1995 are included in the columns "McKerley" in the tables below. As a result of the differing year ends of the two companies, the two months ended November 30, 1995 are included in both periods. The historical financial statements of NeighborCare for the year ended July 2, 1995 and the three months ended December 31, 1995 are included in the colums "NeighborCare" in the tables below. The historical combined financial statements of National Health for the year ended December 31, 1995 and for the three months ended December 31, 1995 are included in the columns "National Health" in the tables below. As a result of the differing year ends of the two companies, the three months ended December 31, 1995 is included in both periods. Such data is not necessarily indicative of the historical financial results that would have been achieved had the acquisitions occurred at the beginning of the periods presented or that may be expected to result in the future as a result of such transactions.


                                                                      Year ended September 30, 1995
                                   ------------------------------------------------------------------------------------------------
                                     Genesis        McKerley          McKerley Pro     NeighborCare  NeighborCare  National Health
                                   Historical      Historical             Forma         Historical    Pro Forma        Historical
                                    Results         Results            Adjustments       Results     Adjustments       Results
                                   ----------      ----------         -------------     ----------   ------------  ---------------
                                                              (In thousands, except share and per share data)
Net revenues  ..................... $486,393         $57,266       $    114 (A)(B)(C)     $ 52,751    $  --            $108,785
Operating expense:
Operating expenses other than
  depreciation, amortization
  and lease expense ...............  393,139          50,400         (4,394)(A)(D)          51,986     (1,849)(I)        92,990
Depreciation and
  amortization ....................   18,793           1,900          1,079 (F)               --        2,547 (J)         4,055
Lease expense  ....................   13,798           2,759         (1,244)(G)               --          --              3,176
Interest expense, net  ............   20,367           4,200          1,625 (A)(E)           1,276      1,880 (M)         6,177
                                    --------        --------       --------               --------     ------           -------
Earnings from operations
  before income taxes and
  extraordinary items .............   40,296          (1,993)         3,048                   (511)    (2,578)            2,387
                                    --------        --------       --------               --------     ------           -------
Earnings from operations
  before extraordinary items....... $ 25,531         $(1,255)      $  1,920                  $(322)   $(1,624)          $ 1,504
                                    --------        --------       --------               --------     ------           -------
Fully diluted earnings per
  share before extraordinary
  items ...........................    $1.03                                                              333(H)
Weighted average common
  shares and equivalents ..........   28,452



                                                                     Year ended September 30, 1995
                                           -----------------------------------------------------------------------------------

                                                                                                              Pro Forma
                                                                    Pro Forma                                Consolidated
                                                                   Consolidated                           Genesis/McKerley/
                                            National Health      Genesis/McKerley/                          NeighborCare/
                                               Pro Forma       NeighborCare/National       Offering   National Health Results
                                              Adjustments         Health Results          Adjustment    Adjusted for Offering
                                           ----------------    ---------------------     ------------   ----------------------
                                                        (In thousands, except per share data)
Net revenues  ....................            (22,949)(L)(P)       682,360                    --                682,360
Operating expense:
Operating expenses other than
  depreciation, amortization
  and lease expense ..............            (26,435)(L)(O)(P)    555,837                    --                555,837
Depreciation and
  amortization ...................              1,067 (M)           29,441                    --                 29,441
Lease expense  ...................               (233)(L)           18,256                                       18,256
Interest expense, net  ...........              3,375 (L)(N)        38,900                 (11,696)(Q)           27,204
                                             --------              -------              ----------             --------
Earnings from operations
  before taxes and
  extraordinary items ...........                (723)              39,926                  11,696               51,622
                                                                                         ----------             -------
Earnings from operations
  before extraordinary items.....                (455)              25,299                 $ 7,368               32,667
                                                                                         ----------             -------
Fully diluted earnings per
  share before extraordinary
  items .........................                                                                                 $1.05
Weighted average common
  shares and equivalents ........                                                            6,000               34,785


                                                               Three Months ended December 31, 1995
                                -------------------------------------------------------------------------------------------------
                                   Genesis        McKerley           McKerley        NeighborCare  NeighborCare   National Health
                                  Historical     Historical          Pro Forma        Historical    Pro Forma        Historical
                                   Results        Results           Adjustments        Results     Adjustments       Results
                                 ----------      ----------         -------------    ------------  ------------   ---------------
                                                              (In thousands, except share and per share data)
Net revenues  ................... $132,778      $ 9,671        $  204 (A)(B)(C)        $16,819         --            $28,595
Operating expenses:
Operating expenses other than
  depreciation, amortization
  and lease expense .............  107,477        9,868        (2,151)(A)(D)            15,198       (462)(I)(K)      24,857
Debenture conversion expense ....    1,090          --            --
Depreciation and
  amortization ..................    5,148          323           180 (F)                  219        637 (J)          1,130
Lease expense  ..................    3,793          460          (207)(G)                  366         --                830
Interest expense, net  ..........    6,040        1,158          (201)(A)(E)               453        346 (H)          1,585
                                   -------       --------        -------               -------      -----             ------
Earnings from operations
  before taxes and
  extraordinary items ...........    9,230       (2,138)        2,583                      583       (521)               193
                                   -------       --------       -------                -------      -----             ------
Earnings from operations
  before extraordinary items.....  $ 5,858       $(1,347)      $1,627                   $  367      $(328)             $ 122
                                   -------       --------      -------                 -------      -----             ------
Fully diluted earnings per
  share before extraordinary
  items and Debenture
  conversion expense ............    $0.26
Weighted average common
  shares and equivalents ........   28,669                                                           333(H)



                                                               Three Months ended December 31, 1995
                                        -------------------------------------------------------------------------------
                                                                                                       Pro Forma
                                                              Pro Forma                              Consolidated
                                                            Consolidated                            Genesis/McKerley
                                        National Health    Genesis/McKerley                           NeighborCare
                                         Pro Forma       NeighborCare/National      Offering     National Health Results
                                          Adjustments       Health Results         Adjustment     Adjusted for Offering
                                        ---------------  ---------------------    ------------   ------------------------
                                                      (In thousands, except share and per share data)
Net revenues  .................          $(6,159)(L)(P)      $181,908                                  $181,908
Operating expenses:
Operating expenses other than
  depreciation, amortization
  and lease expense ...........           (7,325)(L)(O)(P)    147,462                                    147,462
Debenture conversion expense ..                                 1,090               --                     1,090
Depreciation and
  amortization ................              151 (L)(M)         7,788                                      7,788
Lease expense  ................              (75)(L)            5,167                                      5,167
Interest expense, net  ........              787 (L)(N)        10,168               (2,948)(Q)             7,220
                                          ------               ------               ------                 -----

Earnings from operations
  before taxes and
  extraordinary items ........               303               10,233                2,948                13,181
                                          ------               ------              -------                ------

Earnings from operations
  before extraordinary items...           $  190              $ 6,489               $1,857               $ 8,346
                                          ------              -------               ------                ------
Fully diluted earnings per
  share before extraordinary
  items and Debenture
  conversion expense ..........                                                                            $0.28
Weighted average common
  shares and equivalents ......                                                     6,000                 35,002


                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

PRO FORMA ADJUSTMENTS ARE AS FOLLOWS:

McKerley Transaction

(A) The historical financial statements of McKerley include unusual, nonrecurring charges related to a provision to properly state certain insurance program liabilities, record a loss related to the termination of an interest rate swap agreement and to write off certain other long-term assets.

                                                               Year Ended      Three Months Ended
                                                           September 30, 1995   December 31, 1995
                                                           ------------------   -----------------
                                                                        (In thousands)
    Revenues, net  .....................................        $   204              $   204
                                                                =======              =======
    Operating expenses other than depreciation,
      amortization and lease expense ...................         (1,579)              (1,579)
    Interest expense, net  .............................        $  (566)             $  (566)
                                                                =======              =======

(B) Effective October 1, 1995 the State of New Hampshire issued a reduction in payment rates under the Medical Assistance program. The annualized impact of this rate reduction is approximately $1,500,000.

                         Year Ended       Three Months Ended
                     September 30, 1995   December 31, 1995
                     ------------------   -----------------
                                  (In thousands)
    Revenues, net.....       ($1,500)               --
                             =======            =======

(C) The former owners have agreed to pay certain Genesis subsidiaries for marketing and other services for approximately two years with annual payments of approximately $900,000. The former owners also agreed to lease 30,000 square feet of office space from the Company for approximately two years at an annual rate of $510,000.

                          Year Ended       Three Months Ended
                      September 30, 1995   December 31, 1995
                      ------------------   -----------------
                                   (In thousands)
    Revenues, net...         $1,410                  --
                             ======              =======

(D) As a result of the McKerley Transaction, corporate overhead functions related to the prior owners, certain nursing staff and regional management of the nursing facilities will be merged. The Company has identified duplicative positions and the costs associated with such positions, and plans to eliminate these costs according to a transition plan within one year of the acquisition.

    Salary costs and other payments associated with certain McKerley principals who will not be joining Genesis have been identified and eliminated, as well as costs associated with other management positions which have already been vacated and will not be replaced. Support staff associated with these positions have also been eliminated.

    The components of the savings expected upon merging McKerley's operations into Genesis are as follows:

                                                                  Annual Cost    Quarterly Cost
                                                                 -------------   --------------
                                                                         (In thousands)
    Principal salaries, payments and cost of support
      personnel ..............................................      $1,693            $418
    Management to be eliminated due to overlap, and vacated
      management positions not to be replaced ................         622             104
    Personnel reduction in operating staff to eliminate
      duplicative positions ..................................         500              50
                                                                 -------------   --------------
                                                                    $2,815            $572
                                                                 =============   ==============

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

   The impact of the savings have been reflected in a pro forma adjustment as follows:

                                                               Year Ended      Three Months Ended
                                                           September 30, 1995   December 31, 1995
                                                           ------------------   -----------------
                                                                      (In thousands)
    Operating expenses other than depreciation,
      amortization and lease expense .......................        $(2,815)              $(572)
                                                                  ==========            ========

(E) The McKerley Transaction was financed with borrowings under the Company's bank credit facilities aggregating approximately $68,000,000. The Company has repaid approximately $27,000,000 of assumed McKerley debt. The Company has also assumed a mortgage obligation of approximately $9,000,000 which was not immediately repaid. Interest rate assumptions are 7.25% for the Company's borrowing under its bank credit facilities.

                                                                 Year Ended      Three Months Ended
                                                             September 30, 1995   December 31, 1995
                                                             ------------------   -----------------
                                                                         (In thousands)
    Interest expense, net:  ..............................
       Interest expense -- bank facilities................        $ 4,930               $ 822
       Elimination of historical McKerley remaining
         interest expense  ...............................         (2,739)               (457)
                                                                ---------              -------
                                                                  $ 2,191               $ 365
                                                                =========              =======


(F) In accordance with generally accepted accounting principles, the net assets acquired are recorded at the lower of purchase price or fair value. The estimated fair value adjustments have been determined based on the most recent information available. The resultant excess of purchase price over fair value of net assets acquired is required to be amortized. The pro forma adjustment to reflect the increased depreciation and amortization is as follows:


                                                Year Ended       Three Months Ended
                                             September 30, 1995   December 31, 1995
                                             ------------------   -----------------
                                                         (In thousands)
    Depreciation and amortization expense          $1,079               $180
                                                   =======              ======

(G) The former owners have agreed to make certain lease payments on behalf of the Company with respect to certain lease obligations of the McKerley Entities. The following pro forma adjustment reflects the impact of recognizing the resulting lease expense on a straight line basis over the remaining lease term:

                           Year Ended      Three Months Ended
                       September 30, 1995   December 31, 1995
                       ------------------   -----------------
                                    (In thousands)
    Lease expense ..        $(1,244)             ($207)
                           ========              =====

NeighborCare Transaction

(H) A portion of the NeighborCare Transaction will be financed with borrowings under the Company's bank credit facilities aggregating approximately $47,250,000. Genesis expects to repay approximately $18,000,000 of NeighborCare debt assumed in the transaction. Interest rate assumptions are 6.8% for the Company's borrowings under its credit facilities.


                                                                Year Ended      Three Months Ended
                                                            September 30, 1995   December 31, 1995
                                                            ------------------   -----------------
                                                                       (In thousands)
    Interest expense, net:  ..............................
       Interest expense -- bank facility .................        $ 3,171              $ 799
       Elimination of historical NeighborCare remaining
         interest expense  ...............................         (1,291)              (453)
                                                                ---------            -------
                                                                 $ 1,880              $ 346
                                                               =========            =======

Adjustment to reflect the issuance of $10,000,000 of Genesis Common Stock as a portion of the consideration. The stock issuance price has been estimated at $30 per share resulting in the issuance of 333,333 shares.


(I) As a result of the NeighborCare Transaction, corporate and administrative overhead functions related to the prior ownership structure will be merged. Accordingly, Genesis has identified duplicative physical locations which will be merged into existing Genesis pharmacy and medical supply locations.

                                                                  Annual Cost    Quarterly Cost
                                                                 -------------   --------------
                                                                       (In thousands)

    Consolidation of institutional pharmacy locations  .......     $  (300)          $ (75)
    Consolidation of medical supply division  ................        (300)            (75)
    Personnel reduction in operating staff to eliminate
      duplicative positions ..................................        (615)           (154)
    Other operating costs including legal and accounting
      fees, advertising and office expense ...................        (474)           (118)
                                                                   -------            ----
                                                                   $(1,689)          $(422)
                                                                   =======           =====

    The impact of the savings have been reflected in a pro forma adjustment as follows:

                                                                  Year Ended      Three Months Ended
                                                              September 30, 1995   December 31, 1995
                                                              ------------------   -----------------
                                                                       (In thousands)

    Operating expenses other than depreciation
      amortization and lease expense .......................       $(1,689)              ($422)
                                                                   =======              ======

(J) In accordance with generally accepted accounting principles, the net assets acquired are recorded at the lower of purchase price or fair value. The estimated fair value adjustments have been determined based on the most recent information available. The resultant excess of purchase price over fair value of net assets acquired is required to be amortized. The elimination of historical depreciation expense is the result of certain assets not being acquired by Genesis. The pro forma adjustment to reflect the net increased depreciation and amortization is as follows:




                                                        Year Ended      Three Months Ended
                                                    September 30, 1995   December 31, 1995
                                                    ------------------   -----------------
                                                                (In thousands)
    Impact of step-up and allocation of goodwill          $2,706               $677
    Elimination of historical depreciation
       expense ...................................          (159)               (40)
                                                         -------             ------
    Depreciation and amortization.................        $2,547               $637
                                                         =======             ======


(K) In connection with the NeighborCare Transaction, certain corporate office and furniture and fixture leases will be terminated. The pro forma adjustment to reflect this is as follows:

                                            Year Ended       Three Months Ended
                                        September 30, 1995   December 31, 1995
                                        ------------------   -----------------
                                                    (In thousands)
    Operating expenses other
      than depreciation, amortization
      and lease expense .....                  $(160)              $(40)
                                               =======             ======

National Health Transaction

(L) In connection with the National Health Transaction certain assets and liabilities will not to be acquired by Genesis. Additionally certain businesses, including home health care, infusion therapy and assisted living facilities in New York State will not be acquired. The statement of operations data from these assets is presented in a proforma footnote below:

                                                                    Year Ended        Three Months Ended
                                                               September 30, 1995     December 31, 1995
                                                               ------------------   -----------------------
                                                                             (In thousands)
    Net Reveunes .............................................     $(24,949)             $(6,659)
    Operating expenses other than debenture conversion expense
      depreciation, amortization and lease expense ...........      (27,375)              (7,560)
    Depreciation and amortization ............................       (1,290)                (417)
    Lease expense ............................................         (233)                 (75)
    Interest expense, net ....................................       (1,124)                (338)

(M) In accordance with generally accepted accounting principles, the net assets acquired are recorded at the lower of the purchase price or fair value. The estimated fair value adjustments have been determined based on the most recent information available. The resultant excess of purchase price over fair value of net assets acquired is required to be amortized. The pro forma adjustment to reflect the increased depreciation and amortization is as follows:

                                                                    Year Ended        Three Months Ended
                                                               September 30, 1995      December 31, 1995
                                                               ------------------   -----------------------
                                                                             (In thousands)
    Depreciation and amortization ............................     $2,357                    $568
                                                                   ======                    ====

(N) The National Health Transaction is expected to be financed by Genesis with borrowings under its bank credit facilities aggregating approximately $116,272,000. Genesis intends to repay approximately $36,200,000 of indebtedness to be assumed upon consummation of the transaction. The Company also expects to assume mortgage obligations of approximately $18,000,000 which is not expected to be repaid. Interest rate assumptions are 6.8% for the Company's borrowing under its bank credit facilities.

                                                                   Year Ended         Three Months Ended
                                                               September 30, 1995     December 31, 1995
                                                               ------------------   -----------------------
                                                                             (In thousands)
    Interest expense, net:
         Interest expense-bank facility .......................     $8,139                  $2,035
         Elimination of historical National Health remaining
           expense.............................................     (3,640)                   (910)
                                                                    ------                  ------
                                                                    $4,499                  $1,125
                                                                    ======                  ======

(O) Genesis has identified certain cost saving opportunities in connection with the National Health Transaction. The Compnay has identified duplicative positions and the costs associated with such positions, and plans to eliminate these costs according to a transition plan within one year of the acquisition.

                                                                   Year Ended        Three Months Ended
                                                               September 30, 1995     December 31, 1995
                                                               ------------------   -----------------------
                                                                             (In thousands)
    Reduction in contract labor services .....................      $(108)                  $(27)
    Personnel reduction in operating staff to eliminate
      duplicative positions...................................       (252)                   (63)
                                                                     ----                   ----
                                                                    $(360)                  $(90)
                                                                     ====                    ===

(P) Genesis has identified certain revenue synergies relating to its pharmacy, medical supply and group purchasing businesses. These services are currently not provided by Genesis to National Health facilities nor does National Health have the businesses to deliver these services.

                                                                   Year Ended        Three Months Ended
                                                               September 30, 1995     December 31, 1995
                                                               ------------------   -----------------------
    Revenues, net.............................................     $2,000                  $500
    Operating expenses other than debenture conversion expense
      depreciation, amortization and lease expense ...........      1,300                   325
                                                                   ------                  ----
        Net impact ...........................................     $  700                  $175
                                                                   ======                  ====

Offering Adjustment

(Q) Adjustment to reflect the application of the net proceeds of the Offering to repay indebtedness under the Company's bank credit facilities which currently bear interest at a weighted average annual rate of approximately 6.8%.

                           Year Ended      Three Months Ended
                       September 30, 1995   December 31, 1995
                       ------------------   -----------------
                                    (In thousands)
    Interest, net....        $11,696              $2,948
                            ========             =======

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (UNAUDITED)

   The following unaudited pro forma condensed consolidated balance sheet includes the historical consolidated condensed balance sheet of the Company at December 31, 1995 and the pro forma adjustments to reflect the NeighborCare Transaction and the National Health Transaction, as if they occurred on December 31, 1995. The pro forma adjustments should be read in conjunction with the Company's historical consolidated financial statements included elsewhere herein and National Health's historical combined financial statements included in the Company's Form 8-K dated May 3, 1996.





                                                                                               Pro Forma            Pro Forma
                                                                   Pro Forma                    National           Consolidated
                                                                 NeighborCare     National       Health       Genesis/NeighborCare/
                                      Genesis    NeighborCare     Adjustments      Health      Adjustments        National Health
                                                                          (In thousands)
Current assets  ...................   $189,281     $18,188         $   --          $19,991   $(6,979)(D)               $220,481
Property and equipment, net........    292,594       1,691             --           59,413    63,841(D)(G)              417,539
Other assets  .....................    202,051       6,096           46,327(C)      11,628     2,483(D)(G)              268,585
Total assets  .....................   $683,926     $25,975         $ 46,327        $91,032    $59,345                  $906,605
Current liabilities  ..............   $ 50,259     $10,476         $ (2,149)(A)(B) $19,115    $(2,295)(D)(E)(F)       $  75,406
Long term debt, excluding
  current maturities ..............    358,882      11,055           39,844(A)      67,183     65,854(D)(E)             542,818
Other liabilities  ................     14,495       2,686              390(B)        --          520(F)                 18,091
Shareholders' equity  .............    260,290       1,758            8,242(A)(C)    4,734     (4,734)(D)(G)            270,290
Total liabilities and shareholders
  equity ..........................   $683,926     $25,975         $ 46,327        $91,032    $59,345                  $906,605


   Pro forma adjustments are as follows:

NEIGHBORCARE TRANSACTION

(A) The NeighborCare Transaction will be financed with a combination of borrowing by Genesis under its bank credit facilities of approximately $47,250,000 and the issuance of $10,000,000 of Genesis Common Stock. The impact of the borrowings under the bank credit facilities and the issuance of Genesis common stock at an estimated value of $30 per share is reflected in the following pro forma adjustment:

                        (In thousands)
Current Liabilities        $(3,649)
Long-term debt  .....       39,844
Shareholders' equity        10,000
                           =======

(B) Transaction costs which include professional fees, duplicative salary costs and severance, taxes and title costs and certain other costs incurred or to be incurred in order to consummate the transaction will be accrued, net of tax benefits, in the amount of $1,890. The following pro forma adjustment represents the accrual for these costs:

                             (In thousands)
Current liabilities .....       $1,500
Other liabilities........          390
                                ======

(C) Purchase accounting adjustments include the following allocations:

                                 (In thousands)
Other assets ..............        $46,327
Shareholders' equity.......         (1,758)
                                   =======

NATIONAL HEALTH TRANSACTION

(D) The assets and liabilities of National Health not being acquired or assumed by Genesis in the National Health Transaction are eliminated in a pro forma adjustment as follows:

                                               (In thousands)
Current assets  ............................      $ (6,979)
Property and equipment  ....................        (9,778)
Other assets  ..............................        (8,616)
                                                  --------
Total assets  ..............................      $(25,373)
                                                  ========
Current liabilities  .......................      $ (4,195)
Long term debt, excluded current maturities        (14,318)
Other liabilities  .........................
Shareholders' equity  ......................        (6,860)
                                                  --------
Total liabilities and shareholders' equity        $(25,373)
                                                  ========


(E) The National Health Transaction will be financed by Genesis with borrowings under its bank credit facility of approximately $116,272,000 which includes the repayment of approximately $36,200,000. Additionally, Genesis will assume existing indebtedness of approximately $18,000,000 which it does not intend to repay immediately. The impact of the borrowings under the bank credit facility is reflected in the following pro forma adjustment:

                                                (In thousands)
Current liabilities  ........................      $  (100)
Long term debt, excluding current maturities        80,172
                                                   =======


(F) Transaction costs which include professional fees, duplicative salary costs and severance, taxes and title costs and certain other costs incurred or to be incurred in order to consummate the transaction will be accrued, net of tax benefits, in the amount of $2,520. The following pro forma adjustment represent the accrual for these costs:


                               (In thousands)
Current liabilities.......          $2,000
Other liabilities ........             520
                                    ======

(G) Purchase accounting adjustments include the following allocations:

                                (In thousands)
Property and equipment, net..      $73,619
Other assets  ...............       11,099
Shareholders' equity.........        2,126
                                   =======


=======================================================      ==================================================

No dealer, salesperson or any other individual has been                      6,000,000 SHARES
authorized to give any information or make any
representations not contained in this Prospectus in
connection with the offering covered by this
Prospectus. If given or made, such information or
representations must not be relied upon as having been                LOGO  GENESIS HEALTH VENTURES(SM)
authorized by the Company or the Underwriters. This
Prospectus does not constitute an offer to sell, or a
solicitation of an offer to buy, the Common Stock in any
jurisdiction where, or to any person to whom, it is                            COMMON STOCK
unlawful to make such offer or solicitation. Neither the
delivery of this Prospectus nor any sale made hereunder
shall, under any circumstances, create any implication
that there has not been any change in the facts set
forth in this Prospectus or in the affairs of the
Company since the date hereof.

                                    ------

                              TABLE OF CONTENTS                                    ------

                                                 Page                        P R O S P E C T U S
                                               --------
Prospectus Summary  ........................       3                               ------
Cautionary Statement Regarding Forward
  Looking Statements .......................       6
Risk Factors  ..............................       6
Use of Proceeds  ...........................       9
Capitalization  ............................       9
Price Range of Common Stock  ...............      10
Dividend Policy  ...........................      10
Selected Consolidated Financial Data  ......      11
Management's Discussion and Analysis of                                      MERRILL LYNCH & CO.
  Financial Condition and Results of
  Operations ...............................      12                         ALEX. BROWN & SONS
Business  ..................................      18                            INCORPORATED
Management  ................................      27
Principal Shareholders  ....................      30                        MONTGOMERY SECURITIES
Description of Capital Stock  ..............      31
Underwriting  ..............................      35
Legal Matters  .............................      36
Experts  ...................................      36                                 , 1996
Available Information  .....................      36
Incorporation of Certain Documents by
  Reference ................................      37
Index to Financial Information .............     F-1




=======================================================          ===============================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

    Securities and Exchange Commission Registration Fee      $ 69,893
    National Association of Securities Dealers, Inc. Fee       20,769
    Printing and Engraving Expenses  ....................      75,000
    Accounting Fees and Expenses  .......................      50,000
    Legal Fees and Expenses  ............................     100,000
    Blue Sky Qualification Fees and Expenses  ...........      15,000
    Miscellaneous  ......................................     169,338
                                                             --------
      Total  ............................................    $500,000
                                                             ========

   The foregoing, except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. fee, are estimates.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Sections 1741 through 1750 of Chapter 17, Subchapter D, of the
Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

   Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification of expenses actually and reasonably incurred is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding.

   Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

   Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.


   Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

   Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

   Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

   Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

   Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

   For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to Article III of the Company's Bylaws, which provides in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law. The Company also provides insurance coverage to its directors and officers for up to $20 million.

ITEM 16. EXHIBITS.

  Exhibit No.                        Description
 ---------------   ------------------------------------------------------------


     1*           Form of Underwriting Agreement.


     2.1(1) Agreement and Plan of Reorganization, dated September 19, 1993, by and among Genesis Health Ventures, Inc., a Pennsylvania corporation, MI Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, MHC Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, PEI Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of Genesis, TW Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, SRS Acquisition, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, Meridian Healthcare, Inc., a Maryland corporation, Meridian Inc., a Maryland corporation, Pharmacy Equities, Inc., a Maryland corporation, The Tidewater Healthcare Shared Services Group, Inc., a Maryland corporation, Staff Replacement Services, Inc., a Maryland corporation, Michael J. Batza, Jr., Edward A. Burchell, Earl L. Linehan, Roger C. Lipitz and Arnold I. Richman (collectively, the "Reorganization Agreement").

     2.2(2) Amended and Restated Amendment to Reorganization Agreement dated November 23, 1993.

     2.3(3) Agreement made as of the 18th day of August 1995 by and among Genesis Health Ventures, Inc., a Pennsylvania corporation, and Accumed, Inc., a New Hampshire corporation, McKerley Health Care Centers, Inc., a New Hampshire corporation, McKerley Health Care Center -- Concord, Inc., a New Hampshire corporation, McKerley Health Facilities, a New Hampshire general partnership and McKerley Health Care Center -- Concord, L.P., a New Hampshire limited partnership (collectively, the "McKerley Agreement").

     2.4(4)       Amendment Number One to McKerley Agreement dated November 30,
                  1995.

  Exhibit No.                      Description
- - - --------------    -------------------------------------------------------------

     2.5(5) Stock Purchase Agreement, dated April 21, 1996, by and among Genesis Health Ventures, Inc., a Pennsylvania corporation and NeighborCare Pharmacies, Inc., a Maryland corporation, Professional Pharmacy Services, Inc., a Maryland corporation, Medical Services Group, Inc., a Maryland corporation, CareCard, Inc., a Maryland corporation, Transport Services, Inc., a Maryland corporation, Michael G. Bronfein, Jessica Bronfein, Stanton G. Ades, Renee Ades, The Chase Manhattan Bank, N.A. and PPS Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Genesis.

     2.6(5) Merger Agreement, dated April 21, 1996, by and among Genesis Health Ventures, Inc., a Pennsylvania corporation, Professional Pharmacy Services, Inc., a Maryland corporation, PPS Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Genesis, and The Chase Manhattan Bank, N.A.


     2.7(6)       Purchase Agreement dated as of May 3, 1996, by and among Mark
                  E. Hamister, Oliver C. Hamister, George E. Hamister, Julia L. Hamister, The George E. Hamister Trust, and The Oliver C. Hamister Trust, National Health Care Affiliates, Inc., Oak Hill Health Care Center, Inc., Derby Nursing Center Corporation, Delaware Avenue Partnership, EIDOS, Inc., VersaLink, Inc., each of the individuals identified in Schedule A to the Agreement, Sal H. Alfiero, Gerald S. Lippes and Genesis Health Ventures, Inc.

     4.1(7)       Specimen of Common Stock Certificate.

     4.2(8) Rights Agreement, dated April 20, 1995, by and between Genesis Health Ventures, Inc. and Mellon Securities Trust Company.


     5*           Opinion of Blank Rome Comisky & McCauley.

     23.1         Consent of KPMG Peat Marwick LLP.

     23.2         Consents of Ernst & Young LLP.

     23.3* Consent of Blank Rome Comisky & McCauley (included in the opinion filed as Exhibit 5 hereto).

     24.1*        Power of Attorney (included on Page II-5).


- - - ------
*   Previously filed.
(1) Incorporated by reference to Form 8-K dated September 19, 1993.
(2) Incorporated by reference to Form 8-K dated November 30, 1993.
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-40007).
(4) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-51670).
(5) Incorporated by reference to Form 8-K dated April 21, 1996.
(6) Incorporated by reference to Form 8-K dated May 3, 1996.
(7) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.
(8) Incorporated by reference to Form 8-K dated May 4, 1995.


ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

   (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on May 6, 1996.


                                        GENESIS HEALTH VENTURES, INC.

                                        By:   /s/ Michael R. Walker
                                           ------------------------------------
                                           Michael R. Walker
                                           Chairman, Chief Executive Officer
                                           and Director


   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                          Capacity                  Date
- - - -------------------------   -----------------------------------   -------------

 /s/ Michael R. Walker      Chairman, Chief Executive Officer       May 6, 1996
- - - --------------------------  and Director
     Michael R. Walker

                            President, Chief Operating Officer
- - - --------------------------  and Director
    Richard R. Howard

             *
- - - --------------------------  Director                                May 6, 1996
     Allen R. Freedman

             *
- - - --------------------------  Director                                May 6, 1996
      Samuel H. Howard

             *
- - - --------------------------  Director                                May 6, 1996
      Roger C. Lipitz

             *
- - - --------------------------  Director                                May 6, 1996
     Stephen E. Luongo

             *
- - - --------------------------  Director                                May 6, 1996
       Alan B. Miller


- - - --------------------------  Director
       Fred F. Nazem

             *
- - - --------------------------  Senior Vice President and Chief         May 6, 1996
   George V. Hager, Jr.     Financial Officer

             *
- - - --------------------------  Vice President and Controller           May 6, 1996

    Edward J. Boeggeman

*By:  /s/ Michael R. Walker
     ----------------------
        Attorney-in-fact

                                EXHIBIT INDEX


   Exhibit No.                                             Description                                               Page
 -------------   -----------------------------------------------------------------------------------------------   --------

     1*         Form of Underwriting Agreement.
     2.1(1)     Agreement and Plan of Reorganization, dated September 19, 1993, by and among Genesis Health
                Ventures, Inc., a Pennsylvania corporation, MI Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, MHC Acquisition Corporation, a
                Pennsylvania corporation and a wholly-owned subsidiary of Genesis, PEI Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of Genesis, TW Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, SRS Acquisition, a
                Pennsylvania corporation and a wholly-owned subsidiary of Genesis, Meridian Healthcare, Inc., a
                Maryland corporation, Meridian Inc., a Maryland corporation, Pharmacy Equities, Inc., a
                Maryland corporation, The Tidewater Healthcare Shared Services Group, Inc., a Maryland
                corporation, Staff Replacement Services, Inc., a Maryland corporation, Michael J. Batza, Jr.,
                Edward A. Burchell, Earl L. Linehan, Roger C. Lipitz and Arnold I. Richman (collectively, the
                "Reorganization Agreement").
     2.2(2)     Amended and Restated Amendment to Reorganization Agreement dated November 23, 1993.
     2.3(3)     Agreement made as of the 18th day of August 1995 by and among Genesis Health Ventures, Inc., a
                Pennsylvania corporation, and Accumed, Inc., a New Hampshire corporation, McKerley Health Care
                Centers, Inc., a New Hampshire corporation, McKerley Health Care Center -- Concord, Inc., a New
                Hampshire corporation, McKerley Health Facilities, a New Hampshire general partnership and
                McKerley Health Care Center -- Concord, L.P., a New Hampshire limited partnership
                (collectively, the "McKerley Agreement").
     2.4(4)     Amendment Number One to McKerley Agreement dated November 30, 1995.
     2.5(5)     Stock Purchase Agreement, dated April 21, 1996, by and among Genesis Health Ventures, Inc., a
                Pennsylvania corporation and NeighborCare Pharmacies, Inc., a Maryland corporation,
                Professional Pharmacy Services, Inc., a Maryland corporation, Medical Services Group, Inc., a
                Maryland corporation, CareCard, Inc., a Maryland corporation, Transport Services, Inc., a
                Maryland corporation, Michael G. Bronfein, Jessica Bronfein, Stanton G. Ades, Renee Ades, The
                Chase Manhattan Bank, N.A. and PPS Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Genesis.
     2.6(5)     Merger Agreement, dated April 21, 1996, by and among Genesis Health Ventures, Inc., a
                Pennsylvania corporation, Professional Pharmacy Services, Inc., a Maryland corporation, PPS
                Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Genesis, and The
                Chase Manhattan Bank, N.A.


     2.7(6)     Purchase Agreement dated as of May 3, 1996, by and among Mark E. Hamister, Oliver C. Hamister, George
                E. Hamister, Julia L. Hamister, The George E. Hamister Trust, and The Oliver C. Hamister Trust,
                National Health Care Affiliates, Inc., Oak Hill Health Care Center, Inc., Derby Nursing Center Corporation,
                Delaware Avenue Partnership, EIDOS, Inc., VersaLink, Inc., each of the individuals identified in Schedule A to the Agreement, Sal H. Alfiero, Gerald S. Lippes and Genesis Health Ventures,
                Inc.
     4.1(7)     Specimen of Common Stock Certificate.
     4.2(8)     Rights Agreement, dated April 20, 1995, by and between Genesis Health Ventures, Inc. and Mellon
                Securities Trust Company.
     5*         Opinion of Blank Rome Comisky & McCauley.
     23.1       Consent of KPMG Peat Marwick LLP.
     23.2       Consents of Ernst & Young LLP.
     23.3*      Consent of Blank Rome Comisky & McCauley (included in the opinion filed as Exhibit 5 hereto).
     24.1*      Power of Attorney (included on Page II-5).

- - - ------
*   Previously filed.
(1) Incorporated by reference to Form 8-K dated September 19, 1993.
(2) Incorporated by reference to Form 8-K dated November 30, 1993.
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-40007).
(4) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-51670).
(5) Incorporated by reference to Form 8-K dated April 21, 1996.
(6) Incorporated by reference to Form 8-K dated May 3, 1996.
(7) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.
(8) Incorporated by reference to Form 8-K dated May 4, 1995.